Filed Pursuant to Rule 424(b)(5)
Registration No. 333-220355

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, as amended, but are not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2017

Preliminary Prospectus Supplement

(To Prospectus dated September 6, 2017)

             Units

    % Series A Preferred Units

We are offering                    of our     % Series A Preferred Units (the “Series A Preferred Units” or the “units”).

When, as, and if declared by the board of directors of our general partner, distributions on the Series A Preferred Units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2017, at a rate per annum equal to     %. Distributions on the Series A Preferred Units are non-cumulative. If the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period. See “Description of the Series A Preferred Units—Distributions.”

At any time or from time to time on or after September 15, 2022, we may, at our option, redeem the Series A Preferred Units, in whole or in part, at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions, if any. See “Description of the Series A Preferred Units—Optional Redemption.” If a Change of Control Event (as defined herein) or a Tax Redemption Event (as defined herein) occurs prior to September 15, 2022, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, at a price of $25.25 per Series A Preferred Unit plus declared and unpaid distributions, if any. If a Rating Agency Event (as defined herein) occurs prior to September 15, 2022, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, at a price of $25.50 per Series A Preferred Unit plus declared and unpaid distributions, if any. If (i) a Change of Control Event occurs (whether before, on or after September 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all of the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See “Description of the Series A Preferred Units—Change of Control Redemption.” The Series A Preferred Units will rank (i) equally with each other series of our parity units, (ii) junior to our indebtedness and other liabilities and our senior units and (iii) senior to our junior units (as such terms are defined herein) with respect to the payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up. See “Description of the Series A Preferred Units—Ranking.” The Series A Preferred Units will not have any voting rights, except as set forth under “Description of the Series A Preferred Units—Voting Rights.”

Investing in the Series A Preferred Units involves risks. See “Risk Factors” beginning on page S-9.

We intend to apply to list the Series A Preferred Units on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “TCGP.” If the application is approved, we expect trading of the Series A Preferred Units on the Nasdaq to begin within 30 days after the Series A Preferred Units are first issued.

	Per Unit	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us before expenses(3)	$	$

(1)	Plus declared and unpaid distributions, if any, from , 2017 if initial settlement occurs after that date.
(2)	The underwriting discount will be $ per Series A Preferred Unit for retail orders and $ per Series A Preferred Unit for institutional orders.
(3)	Assumes no exercise of the underwriters’ option to purchase additional units described below.

We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to             additional Series A Preferred Units on the same terms and conditions set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect that the Series A Preferred Units will be delivered to purchasers in global form through the book-entry delivery system of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream”) on or about                 , 2017.

Joint Book-Running Managers

Morgan Stanley	BofA Merrill Lynch	UBS Investment Bank	Wells Fargo Securities	J.P. Morgan

Lead Managers

Barclays	Goldman Sachs & Co. LLC

                    , 2017.

Neither we nor the underwriters have authorized anyone to provide you with information or to make any representations about anything not contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus issued by us or the documents incorporated by reference in this prospectus supplement. Neither we nor the underwriters take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus prepared by us or on our behalf. We are offering to sell, and seeking offers to buy, only the units covered by this prospectus supplement, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus issued by us is current only as of its date, regardless of the time and delivery of this prospectus supplement or of any sale of the units. You should read carefully the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus supplement and the accompanying prospectus, before making an investment decision.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of units and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated September 6, 2017, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information

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contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission (the “SEC”), before the date of this prospectus supplement, on the other hand, you should rely on the information contained in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date (for example, a document incorporated by reference in this prospectus supplement or in the accompanying prospectus), the statement in the document having the later date modifies or supersedes the earlier statement.

Unless the context suggests otherwise, references in this prospectus supplement to “Carlyle,” the “Company,” “we,” “us” and “our” refer to The Carlyle Group L.P. and its consolidated subsidiaries.

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SUMMARY

This summary does not contain all the information you should consider before investing in our units. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the financial statements and related notes and reconciliations contained or incorporated by reference herein and therein and the section entitled “Risk Factors” contained herein and in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017 (File No. 001-35538) (the “Annual Report”), which is incorporated by reference in this prospectus supplement, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, before you decide to invest in our units.

The Carlyle Group

We are one of the world’s largest and most diversified multi-product global alternative asset management firms. We advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies and seek to deliver attractive returns for our fund investors. Since our firm was founded in Washington, D.C. in 1987, we have grown to become a leading global alternative asset manager with nearly $170 billion in AUM across 299 investment vehicles as of June 30, 2017. We have more than 1,550 employees, including 629 investment professionals in 31 offices across six continents, and we serve more than 1,750 active carry fund investors from 83 countries. Across our Corporate Private Equity and Real Assets segments, as of June 30, 2017, we have investments in 265 active portfolio companies that employ more than 550,000 people.

Business Segments

We operate our business across four segments: (1) Corporate Private Equity, (2) Real Assets, (3) Global Market Strategies and (4) Investment Solutions.

Corporate Private Equity

Our Corporate Private Equity (“CPE”) segment, established in 1990 with our first U.S. buyout fund, advises our buyout and growth capital funds, which pursue a wide variety of corporate investments of different sizes and growth potentials. Our 31 active CPE funds are each carry funds. They are organized and operated by geography or industry and are advised by separate teams of local professionals who live and work in the markets where they invest. In our CPE segment we also have 54 active external co-investment entities. We believe this diversity of funds and entities allows us to deploy more targeted and specialized investment expertise and strategies and offers our fund investors the ability to tailor their investment choices.

Real Assets

Our Real Assets segment, established in 1997 with our first U.S. real estate fund, advises our 28 active carry funds focused on real estate, infrastructure and energy and natural resources (including power) and also includes the five NGP management fee funds and three carry funds that are advised by NGP Energy Capital Management. This segment pursues investment opportunities across a diverse array of tangible assets, such as office buildings, hotels, retail and residential properties, industrial properties and senior living facilities, as well as oil and gas exploration and production, midstream, refining and marketing, power generation, pipelines, wind farms, refineries, airports, toll roads, transportation, water utility and agriculture, as well as the companies providing services or otherwise related to them.

Global Market Strategies

Our Global Market Strategies segment, established in 1999 with our first high yield fund, advises a group of 60 active funds that pursue investment strategies including leveraged loans and structured credit, energy mezzanine opportunities, middle market lending and distressed debt. In September 2016 we hired a new Head of Global Credit and during 2017 we have brought in other senior investment professionals in this segment. We are focused on developing our credit platform into a premier global business, launching new credit products, scaling existing products and maximizing the utilization of our investment professionals across the platform.

Investment Solutions

Our Investment Solutions segment provides comprehensive investment opportunities and resources for our investors and clients to build private equity and real estate portfolios through fund of funds, secondary purchases of existing portfolios and managed co-investment programs. Investment Solutions executes these activities through AlpInvest, one of the world’s largest investors in private equity, and Metropolitan, one of the largest managers of indirect investments in global real estate.

Organizational Structure

The Carlyle Group L.P. conducts all of its material business activities through the Carlyle Holdings partnerships. Each of the Carlyle Holdings partnerships was formed to hold our interests in different businesses. Carlyle Holdings I L.P. owns all of our U.S. fee-generating businesses and many of our non-U.S. fee-generating businesses, as well as our carried interests (and other investment interests) that derive income that we believe is not qualifying income for purposes of the U.S. federal income tax publicly-traded partnership rules and certain of our carried interests (and other investment interests) that do not relate to investments in stock of corporations or in debt, such as equity investments in entities that are pass-through for U.S. federal income tax purposes. Carlyle Holdings II L.P. holds a variety of assets, including our carried interests in many of the investments by our carry funds in entities that are treated as domestic corporations for U.S. federal income tax purposes and in certain non-U.S. entities. Certain of our non-U.S. fee-generating businesses, as well as our non-U.S. carried interests (and other investment interests) that derive income that we believe is not qualifying income for purposes of the U.S. federal income tax publicly-traded partnership rules and certain of our non-U.S. carried interests (and other investment interests) that do not relate to investments in stock of corporations or in debt, such as equity investments in entities that are pass-through for U.S. federal income tax purposes are held by Carlyle Holdings III L.P.

The Carlyle Group L.P. has wholly owned subsidiaries that serve as the general partners of the Carlyle Holdings partnerships: Carlyle Holdings I GP Inc. (a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes), Carlyle Holdings II GP L.L.C. (a Delaware limited liability company that is a disregarded entity and not an association taxable as a corporation for U.S. federal income tax purposes) and Carlyle Holdings III GP L.P. (a Québec société en commandite that is a foreign corporation for U.S. federal income tax purposes) serve as the general partners of Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P., respectively. Carlyle Holdings I GP Inc. and Carlyle Holdings III GP L.P. serve as the general partners of Carlyle Holdings I L.P. and Carlyle Holdings III L.P., respectively, through wholly owned subsidiaries that are disregarded for federal income tax purposes.

The simplified diagram below depicts our organizational structure before giving effect to this offering. Ownership information in the diagram below is presented as of June 30, 2017. The diagram does not depict all of our subsidiaries, including intermediate holding companies through which certain of the subsidiaries depicted are held. As discussed in greater detail below, The Carlyle Group L.P. holds, through wholly owned subsidiaries, a number of Carlyle Holdings partnership units that is equal to the number of common units that The Carlyle

Group L.P. has issued and benefits from the income of Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P. (collectively, “Carlyle Holdings”) to the extent of its equity interests in the Carlyle Holdings partnerships. While the holders of common units of The Carlyle Group L.P. are entitled to all of the economic rights in The Carlyle Group L.P., the limited partners of the Carlyle Holdings partnerships, like the wholly owned subsidiaries of The Carlyle Group L.P., hold Carlyle Holdings partnership units that entitle them to economic rights in Carlyle Holdings to the extent of their equity interests in the Carlyle Holdings partnerships. Public investors do not directly hold equity interests in the Carlyle Holdings partnerships.

(1)	Certain individuals engaged in our business own interests directly in selected subsidiaries, including, in certain instances, entities that receive management fees from funds that we advise. See “Business—Structure and Operation of Our Investment Funds—Incentive Arrangements/Fee Structure” in our Annual Report for additional information.
(2)	The Carlyle Group L.P. intends to contribute an amount equal to the net proceeds from the sale of the Series A Preferred Units to Carlyle Holdings. Each of the Carlyle Holdings partnerships, in turn, will issue to The Carlyle Group L.P. (or a wholly owned subsidiary of The Carlyle Group L.P.) a new series of preferred units with economic terms designed to materially mirror those of the Series A Preferred Units, which we refer to as the Mirror Units.

For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Carlyle Group L.P. was formed in Delaware on July 18, 2011. Our principal executive offices are located at 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004-2505, and our telephone number is (202) 729-5626.

The Offering

This summary is not a complete description of the Series A Preferred Units. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Series A Preferred Units, see the section entitled “Description of the Series A Preferred Units” in this prospectus supplement.

In this portion of the summary, the terms “we,” “us” and “our” refer only to The Carlyle Group L.P. and not to any of our subsidiaries.

Issuer	The Carlyle Group L.P.

Series A Preferred Units	% Series A Preferred Units.

Liquidation Preference	$25.00 per Series A Preferred Unit.

Option to Purchase Additional Units	We have granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional Series A Preferred Units, at the public offering price less the underwriting discount.

Maturity	The Series A Preferred Units do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Units. Accordingly, the Series A Preferred Units will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Distributions	When, as, and if declared by the board of directors of our general partner out of funds legally available, distributions on the Series A Preferred Units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning December 15, 2017, at a rate per annum equal to %. Distributions on the Series A Preferred Units are non-cumulative. If the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution for that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period.

Subject to certain exceptions, unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for a quarterly distribution period, during the remainder of that distribution period we may not repurchase any common units or junior units (as defined herein) and we may not declare or pay or set apart payment for distributions on any common units or junior units for the remainder of that distribution period, other than (i) distributions of tax distribution amounts received from Carlyle Holdings in accordance with the terms of the partnership agreements of the Carlyle Holdings partnerships as in effect on the date the Series A Preferred Units are first issued, (ii) the net unit settlement of equity-based awards granted under The Carlyle Group

L.P. 2012 Equity Incentive Plan (the “Equity Incentive Plan”) (or any successor or similar plan) in order to satisfy associated tax obligations or (iii) distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units or with proceeds from the substantially concurrent sale of junior units. These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding December 15, 2017.

Amount Payable in Liquidation	If we liquidate, dissolve or wind up, then the holders of the Series A Preferred Units outstanding at such time will be entitled to receive a payment out of our assets available for distribution to such holders equal to the sum of the $25.00 liquidation preference per Series A Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date we liquidate, dissolve or wind up (the “Preferred Unit Liquidation Value”), to the extent that we have sufficient gross income in the year of our liquidation, dissolution or winding up and in the prior years in which the Series A Preferred Units have been outstanding to ensure that each holder of Series A Preferred Units will have a capital account balance equal to the Preferred Unit Liquidation Value.

Based on current information, we believe we will have sufficient gross income in calendar year 2017 to ensure that the holders of the Series A Preferred Units will have capital account balances as of the end of calendar year 2017 that entitle each holder, upon our liquidation, dissolution or winding up, to the Preferred Unit Liquidation Value, but no assurance can be provided regarding the level of our future gross income. See “Description of the Series A Preferred Units—Liquidation Preference.”

Optional Redemption	We may redeem, at our option, the Series A Preferred Units, in whole or in part, at any time on or after September 15, 2022 at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of the Series A Preferred Units will have no right to require the redemption of the Series A Preferred Units.

Change of Control Redemption	If a Change of Control Event (as defined under “Description of the Series A Preferred Units—Change of Control Redemption”) occurs prior to September 15, 2022, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Change of Control Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Tax Redemption	If a Tax Redemption Event (as defined under “Description of the Series A Preferred Units—Tax Redemption Event”) occurs prior to September 15, 2022, we may, at our option, redeem the Series A

Preferred Units, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Rating Agency Redemption	If a Rating Agency Event (as defined under “Description of the Series A Preferred Units—Rating Agency Redemption”) occurs prior to September 15, 2022, we may, at our option, redeem the Series A Preferred Units, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Rating Agency Event, at a price of $25.50 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Distribution Rate Step-Up Following Change of Control Event	If (i) a Change of Control Event occurs (whether before, on or after September 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See “Description of the Series A Preferred Units—Change of Control Redemption.”

Voting Rights	Holders of the Series A Preferred Units will generally have no voting rights and have none of the voting rights given to holders of our common units, except that holders of the Series A Preferred Units will be entitled to the voting rights described in “Description of the Series A Preferred Units—Voting Rights.”

Ranking	The Series A Preferred Units will rank (i) equally with each other series of our parity units, (ii) junior to our indebtedness and other liabilities and our senior units and (iii) senior to our junior units (as such terms are defined herein) with respect to the payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up. See “Description of the Series A Preferred Units—Ranking.”

No Conversion Rights	The Series A Preferred Units will not be convertible into common units or any other class or series of our interests or any other security.

Use of Proceeds	The net proceeds from the sale of the Series A Preferred Units are estimated to be approximately $ million (or approximately $ million if the underwriters exercise in full their option to purchase additional units), after deducting the underwriting discount but before deducting expenses. We intend to use the net proceeds for general corporate purposes, including to fund investments.

See “Use of Proceeds” and “Description of the Series A Preferred Units—Mirror Units” in this prospectus supplement.

Listing	We intend to apply to list the Series A Preferred Units on the Nasdaq under the symbol “TCGP.” If the application is approved, we expect trading in the Series A Preferred Units on the Nasdaq to begin within 30 days after the Series A Preferred Units are first issued.

Tax Treatment	See “Additional Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Certain ERISA Considerations	See “Certain ERISA Considerations” in this prospectus supplement.

Transfer Agent, Registrar and Paying Agent	American Stock Transfer & Trust Company, LLC.

Risk Factors	Investing in the Series A Preferred Units involves risks. Before deciding whether to invest in the Series A Preferred Units, you should carefully consider the information set forth in the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement, on page 2 of the accompanying prospectus and under the caption “Risk Factors” in our Annual Report, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

RISK FACTORS

Investing in the Series A Preferred Units involves risks. You should carefully review the following risk factors and the risks discussed under the caption “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the SEC that are deemed to be incorporated by reference in this prospectus supplement, and in any free writing prospectus that we provide you in connection with the offering of Series A Preferred Units. The risks discussed under the caption “Risk Factors” in our Annual Report that reference our common units are generally applicable to the Series A Preferred Units unless otherwise addressed herein. You should also carefully review the other risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus and in any free writing prospectus. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Units. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Units could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Series A Preferred Units

The Series A Preferred Units are equity securities and are subordinated to our existing and future indebtedness.

The Series A Preferred Units are our equity interests and do not constitute indebtedness. This means that the Series A Preferred Units will rank junior to all of our indebtedness and to other liabilities and non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation.

Further, the Series A Preferred Units place no restrictions on our business or operations or on our ability to incur indebtedness or other liabilities or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Series A Preferred Units will have limited voting rights.”

The Carlyle Group L.P. is a holding partnership and has no material assets other than the ownership of the partnership units in the Carlyle Holdings partnerships held through wholly owned subsidiaries. The Carlyle Group L.P. has no independent means of generating revenue. As a result, our cash flow and our ability to pay distributions on the Series A Preferred Units is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us. The ability of such entities to make payments to us may be restricted by, among other things, applicable laws as well as the terms of our existing and future indebtedness and other agreements to which those entities may be a party. Therefore, our ability to declare and pay distributions on the Series A Preferred Units may be limited.

Distributions on the Series A Preferred Units are discretionary and non-cumulative.

Distributions on the Series A Preferred Units are discretionary and non-cumulative. You will only receive distributions of the Series A Preferred Units when, as, and if declared by the board of directors of our general partner. Consequently, if the board of directors of our general partner does not declare a distribution for a distribution period, holders of the Series A Preferred Units would not be entitled to receive any distribution for such distribution period, and such unpaid distribution will not be payable in such distribution period or in later distribution periods. We will have no obligation to pay distributions for a distribution period if the board of directors of our general partner does not declare such distribution before the scheduled record date for such period, whether or not distributions are declared or paid for any subsequent distribution period with respect to our

Series A Preferred Units or any other preferred units we may issue. This may result in holders of the Series A Preferred Units not receiving the full amount of distributions that they expect to receive, or any distributions, and may make it more difficult to resell Series A Preferred Units or to do so at a price that the holder finds attractive.

The board of directors of our general partner may, in its sole discretion, determine to suspend distributions on the Series A Preferred Units, which may have a material adverse effect on the market price of the Series A Preferred Units. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the Series A Preferred Units. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.

The terms of the Series A Preferred Units will not restrict our ability to distribute tax distribution amounts to the holders of our common units even in periods when distributions on the Series A Preferred Units have been suspended.

Although we generally cannot repurchase any common units or junior units and we generally may not declare or pay or set apart payment for distributions on any common units or junior units unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units, there are exceptions, including for tax distributions. Accordingly, even if the board of directors of our general partner determines, in its sole discretion, to suspend distributions on the Series A Preferred Units, we may still make distributions to the holders of our common units of amounts equal to the tax distribution amounts received from Carlyle Holdings, which the Carlyle Holdings partnerships distribute in accordance with the terms of their partnership agreements. The holders of the Series A Preferred Units will have no right to prohibit or participate in, and will have no claim over, any such distributions, which may be material in amount.

The terms of our existing and future indebtedness may restrict our ability to make distributions on the Series A Preferred Units or to redeem the Series A Preferred Units.

Distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any indebtedness or senior units. The credit agreement governing our existing senior credit facility contains and the instruments governing the terms of future financing or the refinancing of any indebtedness may contain covenants that restrict our ability to make distributions on the Series A Preferred Units or redeem the Series A Preferred Units. For example, the credit agreement governing our existing senior credit facility restricts our ability to make restricted payments, including distributions on the Series A Preferred Units, to the extent that an event of default (as defined in the credit agreement) has occurred and is continuing. The Series A Preferred Units place no restrictions on our ability to incur additional indebtedness that contains restrictive covenants.

The market price of the Series A Preferred Units could be adversely affected by various factors.

Following the offering, the market price for the Series A Preferred Units may fluctuate based on a number of factors, including:

•	the trading price of our common units;

•	the incurrence of additional indebtedness or additional issuances of other series or classes of preferred units;

•	whether we declare or fail to declare distributions on the Series A Preferred Units from time to time and our ability to make distributions under the terms of our indebtedness;

•	our creditworthiness, results of operations and financial condition;

•	the credit ratings of the Series A Preferred Units;

•	the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Our performance, market conditions and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Series A Preferred Units. In general, as market interest rates rise, securities with fixed interest rates or fixed distribution rates, such as the Series A Preferred Units, decline in value. Consequently, if you purchase the Series A Preferred Units and market interest rates increase, the market price of the Series A Preferred Units may decline. We cannot predict the future level of market interest rates.

Our ability to pay quarterly distributions on the Series A Preferred Units will be subject to, among other things, general business conditions, our financial results, restrictions under the terms of our existing and future indebtedness or senior units, and our liquidity needs. Any reduction or discontinuation of quarterly distributions could cause the market price of the Series A Preferred Units to decline significantly. Accordingly, the Series A Preferred Units may trade at a discount to their purchase price.

The Series A Preferred Units may not be rated and, if rated, their ratings could be lowered.

We expect that Fitch Ratings Inc. and Standard & Poor’s Ratings Services will assign ratings to the Series A Preferred Units. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. A rating is not a recommendation to buy, sell or hold the Series A Preferred Units, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in ratings assigned to us, our subsidiaries, the Series A Preferred Units or any of our other securities could adversely affect the trading price and liquidity of the Series A Preferred Units. We cannot be sure that rating agencies will rate the Series A Preferred Units or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of Series A Preferred Units of any change in ratings. A failure to obtain a rating or a negative change in our ratings once issued could have an adverse effect on the market price or liquidity of the Series A Preferred Units.

Rating agencies may change rating methodologies, and their ratings may not reflect all risks.

The rating agencies that currently or may in the future publish a rating for us or the Series A Preferred Units may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series A Preferred Units. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series A Preferred Units, which is sometimes called “notching.” If the rating agencies change their practices for rating lower-ranking securities in the future, and the ratings of the Series A Preferred Units are subsequently lowered or “notched” further, the trading price and liquidity of the Series A Preferred Units could be adversely affected. In addition, credit ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the Series A Preferred Units. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. In addition, we may redeem the Series A Preferred Units after the occurrence of a Rating Agency Event (as defined and described in “Description of the Series A Preferred Units—Rating Agency Redemption”). See “—Redemption may adversely affect your return on the Series A Preferred Units.” below.

An active trading market may not develop for the Series A Preferred Units, which could adversely affect the price of the Series A Preferred Units in the secondary market and your ability to resell the Series A Preferred Units.

Because the Series A Preferred Units do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. The Series A Preferred Units are a new issue of securities and there is no established trading market for the Series A Preferred Units. We intend to apply for listing of the Series A Preferred Units on the Nasdaq under the symbol “TCGP.” However, there is no guarantee that we will be able to list the Series A Preferred Units. If the application is approved, we expect trading in the Series A Preferred Units on the Nasdaq to begin within 30 days after the Series A Preferred Units are first issued; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Series A Preferred Units; or

•	the price at which the holders would be able to sell their Series A Preferred Units.

If a trading market were to develop, the future trading prices of the Series A Preferred Units will depend on many factors, including those discussed under “—The market price of the Series A Preferred Units could be adversely affected by various factors.”

If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the Series A Preferred Units does not develop or does not continue, the market price and liquidity of the Series A Preferred Units is likely to be adversely affected and Series A Preferred Units traded after their purchase may trade at a discount from their purchase price.

Holders of the Series A Preferred Units will have limited voting rights.

Holders of the Series A Preferred Units will generally have no voting rights and have none of the voting rights given to holders of our common units, except that holders of the Series A Preferred Units will be entitled to the voting rights described in “Description of the Series A Preferred Units—Voting Rights.” In particular, if distributions on the Series A Preferred Units have not been declared and paid for the equivalent of six or more quarterly distribution periods, whether or not consecutive (a “Nonpayment Event”), holders of the Series A Preferred Units, together as a class with holders of any other series of parity units (as defined in “Description of the Series A Preferred Units—Distributions”) then outstanding with like voting rights, will be entitled to vote for the election of two additional directors to the board of directors of our general partner, subject to the terms and to the limited extent described under “Description of the Series A Preferred Units—Voting Rights.” When quarterly distributions have been declared and paid on the Series A Preferred Units for four consecutive quarters following a Nonpayment Event, the right of the holders of the Series A Preferred Units and such parity units to elect these two additional directors will cease, the terms of office of these two additional directors will forthwith terminate, the number of directors constituting the board of directors of our general partner will be reduced accordingly and, for purposes of determining whether a subsequent Nonpayment Event has occurred, the number of quarterly distributions payable on the Series A Preferred Units that have not been declared and paid shall reset to zero.

Redemption may adversely affect your return on the Series A Preferred Units.

On or after September 15, 2022, we will have the right to redeem at a price of $25.00 per Series A Preferred Unit, plus declared and unpaid distributions, some or all of the Series A Preferred Units, as described under “Description of the Series A Preferred Units—Optional Redemption.” In addition, prior to September 15, 2022, we may redeem the Series A Preferred Units after the occurrence of a Change of Control Event (as defined and described in “Description of the Series A Preferred Units—Change of Control Redemption”) or a Tax Redemption Event (as defined and described in “Description of the Series A Preferred Units—Tax Redemption”), at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions. Similarly, prior to September 15, 2022, we may redeem the Series A Preferred Units after the occurrence of a Rating Agency Event (as defined and described in “Description of the Series A Preferred Units—Rating Agency Redemption”), at a price of $25.50 per Series A Preferred Unit, plus declared and unpaid distributions. To the extent that we redeem the Series A Preferred Units at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Series A Preferred Units, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the Series A Preferred Units.

We are not required to redeem the Series A Preferred Units, and we only expect to exercise our optional redemption rights if it is in our best interest as determined by our general partner in its sole discretion.

The Series A Preferred Units are a perpetual equity security. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. The Series A Preferred Units may be redeemed by us at our option on or after September 15, 2022, either in whole or in part. In addition, prior to September 15, 2022, after the occurrence of a Change of Control Event, a Tax Redemption Event or a Rating Agency Event, we may, but are not required to, redeem the Series A Preferred Units in whole but not in part. Any decision we may make at any time to redeem the Series A Preferred Units will be determined by our general partner in its sole discretion and depends upon, among other things, an evaluation of our capital position, the composition of our unitholders’ equity, our outstanding senior debt and general market conditions at that time.

Upon a Change of Control Event, we are not required to redeem the Series A Preferred Units, and we may not be able to redeem the Series A Preferred Units or pay the increased distribution rate per annum if we fail to redeem them.

The holders of the 3.875% senior notes due 2023 issued by our indirect finance subsidiary Carlyle Holdings Finance L.L.C. and the 5.625% senior notes due 2043 issued by our indirect finance subsidiary Carlyle Holdings II Finance L.L.C., which we refer to collectively as the Carlyle Senior Notes, have the right to require us to repurchase all or any part of such holders’ securities upon a change of control event (as defined in the respective indentures relating to the Carlyle Senior Notes). In addition, the occurrence of a change of control event (as defined in the credit agreement governing our existing senior credit facility) could result in a default under our existing senior credit facility, including the acceleration of the payment of any borrowings thereunder. We are not required to redeem the Series A Preferred Units, and even if we should decide to redeem the Series A Preferred Units, since the Series A Preferred Units will rank junior to all of our existing and future indebtedness, upon a Change of Control Event, we may not have sufficient financial resources available to redeem the Series A Preferred Units, or pay the increased distribution rate per annum described under “Description of the Series A Preferred Units—Change of Control Redemption.” Even if we are able to pay the increased distribution rate per annum, increasing the per annum distribution rate by 5.00% may not be sufficient to compensate holders for the impact of the Change of Control Event on the market price of the Series A Preferred Units.

There is no limitation on our issuance of debt securities or equity securities that rank equally with the Series A Preferred Units and we may issue equity securities that rank senior to the Series A Preferred Units.

The terms of the Series A Preferred Units do not limit our ability to incur indebtedness or other liabilities. As a result, we and our subsidiaries may incur indebtedness or other liabilities that will rank senior to the Series A Preferred Units. In addition, while we do not currently have any outstanding equity securities that rank equally with or senior to the Series A Preferred Units, we may issue additional equity securities that rank equally with the Series A Preferred Units without limitation and, with the approval of the holders of two-thirds of the Series A Preferred Units and all other series of voting preferred units (as defined below), including the Series A Preferred Units, acting as a single class, as described under “Description of the Series A Preferred Units—Voting Rights,” any equity securities that rank senior to the Series A Preferred Units. The incurrence of indebtedness or other liabilities that will rank senior to the Series A Preferred Units or the issuance of securities ranking equally with or senior to the Series A Preferred Units may reduce the amount available for distributions and the amount recoverable by holders of the Series A Preferred Units in the event of our liquidation, dissolution or winding-up.

The terms of the Mirror Units issued by Carlyle Holdings in connection with this offering may be amended by Carlyle Holdings, which we control, in a manner that could be detrimental to holders of Series A Preferred Units, and the Mirror Units should not be relied upon to ensure that we have sufficient cash flows to pay distributions on or redeem the Series A Preferred Units.

The Carlyle Group L.P. intends to contribute an amount equal to the net proceeds from the sale of the Series A Preferred Units to Carlyle Holdings. Each of the Carlyle Holdings partnerships, in turn, will issue to The Carlyle Group L.P. (or a wholly owned subsidiary of The Carlyle Group L.P.) a new series of preferred units with economic terms designed to materially mirror those of the Series A Preferred Units, which we refer to as the Mirror Units. The terms of the Mirror Units will provide that unless distributions have been declared and paid or declared and set apart for payment on all Mirror Units issued by each of the Carlyle Holdings partnerships for the then-current quarterly distribution period, then during such quarterly distribution period only, each of the Carlyle Holdings partnerships may not repurchase any of its junior units and may not declare or pay or set apart payment for distributions on its junior units, other than (i) distributions of tax distribution amounts in accordance with the terms of the partnership agreements of the Carlyle Holdings partnerships as in effect on the date the Series A Preferred Units are first issued, (ii) the net unit settlement of equity-based awards granted under the Equity Incentive Plan (or any successor or similar plan) in order to satisfy associated tax obligations or (iii) distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units or with proceeds from the substantially concurrent sale of junior units. These terms, among others, are intended to provide credit support to the Series A Preferred Units. However, the Carlyle Holdings partnerships will have no direct obligations with respect to our Series A Preferred Units. In addition, the general partners of the Carlyle Holdings partnerships, which are controlled by us, may amend, modify or alter the terms of the Mirror Units, including the repurchase and distribution terms described above, in a manner that would be detrimental to the holders of the Series A Preferred Units and such actions could materially and adversely affect the market price of the Series A Preferred Units. Accordingly, the Mirror Units should not be relied upon to ensure we have sufficient cash flows to enable us to pay distributions on or redeem the Series A Preferred Units.

An investment in our Series A Preferred Units is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

Holders of our Series A Preferred Units will not directly participate in the performance of our underlying funds, and any benefits from such performance will directly inure to investors in those funds. Our Series A Preferred Units are securities of The Carlyle Group L.P. only. While our historical consolidated financial information includes financial information, including assets and revenues, of our funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the applicable fund and not to us except to a limited extent through management fees, performance fees, distributions and other proceeds arising from agreements with funds, as discussed in more detail in our Annual Report.

If the amount of distributions on the Series A Preferred Units is greater than our gross income, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Preferred Unit Liquidation Value.

In general, to the extent of our gross income in any taxable year, we will specially allocate to the Series A Preferred Units items of our gross income in an amount equal to the distributions paid in respect of the Series A Preferred Units during the taxable year. Allocations of gross income will increase the capital account balance of the holders of the Series A Preferred Units. Distributions will correspondingly reduce the capital account balance of the holders of the Series A Preferred Units. So long as our gross income equals or exceeds the distributions paid to the holders of the Series A Preferred Units, the capital account balance of the holders of Series A Preferred Units will equal the Preferred Unit Liquidation Value at the end of each taxable year. If the distributions paid in respect of the Series A Preferred Units in a taxable year exceed the proportionate share of our gross income allocated in respect of the Series A Preferred Units for such year, the capital account balance of the holders of the Series A Preferred Units with respect to the Series A Preferred Units will be reduced below the Preferred Unit Liquidation Value by the amount of such excess. In that event, we will allocate additional gross income, to the extent available in any taxable year, in subsequent years until such excess is eliminated. If we were to have insufficient gross income to eliminate such excess, holders of Series A Preferred Units would be entitled, upon our liquidation, dissolution or winding up, to less than the Preferred Unit Liquidation Value. In addition, to the extent that we make additional allocations of gross income in a taxable year to eliminate such excess from prior years, the gross income allocated to holders of the Series A Preferred Units in such taxable year would exceed the distributions paid to the Series A Preferred Units during such taxable year. In such taxable year, holders of Series A Preferred Units may recognize taxable income in respect of their investments in the Series A Preferred Units in excess of our cash distributions, thus giving rise to an out-of-pocket tax liability for such holders.

Holders of Series A Preferred Units may be required to request an extension of time to file their tax returns.

Holders of Series A Preferred Units will be required to take into account the items of gross income that are allocated to them for our taxable year ending within or with their taxable year. We have agreed to furnish holders of Series A Preferred Units, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes the gross income that is allocated to them for our preceding taxable year. Although we currently intend to distribute Schedule K-1s on or around 90 days after the end of our fiscal year, it may require longer than 90 days after the end of our calendar year to obtain the requisite information from all lower-tier entities so that IRS Schedules K-1 may be prepared by us. Consequently, holders of Series A Preferred Units who file U.S. federal income tax returns or reports should anticipate the need to file annually with the IRS (and certain states) a request for an extension past the applicable due date of their income tax return for the taxable year. In addition, each holder of Series A Preferred Units will be required to report for all tax purposes consistently with the information provided by us for the taxable year. Because holders will be required to report the items of gross income that are allocated to them, tax reporting for holders of our Series A Preferred Units will generally be more complicated than for shareholders of a corporation.

In addition, it is possible that a holder of Series A Preferred Units will be required to file amended income tax returns as a result of adjustments to items on the corresponding income tax returns of The Carlyle Group L.P. Any obligation for a holder of Series A Preferred Units to file amended income tax returns for that or any other reason, including any costs incurred in the preparation or filing of such returns, is the responsibility of each holder of Series A Preferred Units.

Tax-exempt holders of our Series A Preferred Units may recognize “unrelated business taxable income.”

In light of our intended investment activities, we generally do not expect to make investments directly in operating businesses that generate significant amounts of unrelated business taxable income (“UBTI”) for tax-exempt holders of our Series A Preferred Units. However, certain of our investments may be treated as debt-financed investments, which may give rise to debt-financed UBTI. Accordingly, no assurance can be given that we will not generate UBTI currently or in the future and, subject to the qualifying income rules, we are under no obligation to minimize UBTI. Consequently, a holder of Series A Preferred Units that is a tax-exempt organization may be subject to “unrelated business income tax” to the extent that its allocable share of our income consists of UBTI. Tax-exempt holders of the Series A Preferred Units are strongly urged to consult their tax advisors regarding the tax consequences of owning the Series A Preferred Units.

Non-U.S. holders face unique U.S. tax issues from owning Series A Preferred Units that may result in adverse tax consequences to them.

In light of our intended investment activities, we generally do not expect to generate significant amounts of income treated as effectively connected income (“ECI”) with respect to non-U.S. holders of our Series A

Preferred Units. However, there can be no assurance that we will not generate ECI currently or in the future and, subject to the qualifying income rules, we are under no obligation to minimize ECI. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). In addition, certain income of non-U.S. holders from U.S. sources not connected to any such U.S. trade or business conducted by us could be treated as ECI. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate. A portion of any gain recognized by a non-U.S. holder on the sale or exchange of Series A Preferred Units could also be treated as ECI.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Internal Revenue Code of 1986, as amended (the “Code”), certain non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). The FIRPTA tax applies to certain non-U.S. holders holding an interest in a partnership that realizes gain in respect of an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property), for example, through one of our investment funds held by Carlyle Holdings II GP L.L.C. that could constitute investments in U.S. real property or USRPHCs. If we make such investments, subject to the discussion below regarding Qualified Foreign Pension Funds, each non-U.S. holder will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain we realize on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements regarding ECI discussed above. Under recently enacted legislation, certain foreign pension funds (“Qualified Foreign Pension Funds”) are exempt from FIRPTA on their disposition of U.S. real property interests held directly or indirectly through one or more partnerships. A Qualified Foreign Pension Fund is a corporation, trust or other arrangement which (1) is created or organized outside of the United States, (2) is established to provide retirement or pension benefits to current or former employees of one or more employers in consideration for services rendered, (3) does not have any single participant or beneficiary with a right to more than 5% of the fund’s assets or income, (4) is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates and (5) with respect to which, under the laws of the country in which it is established or operates, contributions to it are deductible or excludable from gross income or taxed at a reduced rate, or taxation of its investment income is deferred or taxed at a reduced rate.

Holders of our Series A Preferred Units may be subject to state, local and foreign taxes and return filing requirements as a result of owning such units.

In addition to U.S. federal income taxes, holders of the Series A Preferred Units may be subject to other taxes, including state, local and foreign taxes, and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of the Series A Preferred Units do not reside in any of those jurisdictions. Holders of the Series A Preferred Units may be required to file state and local and foreign income tax returns and pay state and local and foreign income taxes in some or all of these jurisdictions. Further, holders of our Series A Preferred Units may be subject to penalties for failure to comply with those requirements. It is the responsibility of each holder of the Series A Preferred Units to file all U.S. federal, state, local and foreign tax returns, and pay all such taxes, that may be required of such holder.

Amounts distributed in respect of the Series A Preferred Units could be treated as “guaranteed payments” for U.S. federal income tax purposes.

The treatment of interests in a partnership such as the Series A Preferred Units and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Units represent “guaranteed payments,” which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross income had when earned by us. If distributions on the Series A Preferred Units are treated as “guaranteed payments,” a holder would always be treated as receiving income equal to the amount distributed or accrued, regardless of the amount of our gross income. Our partnership agreement provides that all holders agree to treat payments made in respect of the Series A Preferred Units as other than guaranteed payments. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Units as “guaranteed payments.”

Holders of Series A Preferred Units may be allocated taxable income even though no distribution is received.

We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report allocations of gross income to holders of Series A Preferred Units in a manner that reflects such holders’ beneficial shares of our items of income, gain, loss and deduction, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to a holder of a Series A Preferred Unit even if such holder does not receive any distributions. The IRS may successfully contend that our conventions are impermissible and that our gross income must be reallocated among holders of Series A Preferred Units, which could result in an adjustment to a holder’s tax liabilities to its possible detriment.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $        million (or approximately $        million if the underwriters exercise in full their option to purchase additional units), after deducting the underwriting discount but before deducting expenses.

The Carlyle Group L.P. intends to contribute an amount equal to the net proceeds from the sale of the Series A Preferred Units to Carlyle Holdings. In exchange, we expect that each of the Carlyle Holdings partnerships, in turn, will issue to The Carlyle Group L.P. (or a wholly owned subsidiary of The Carlyle Group L.P.) a new series of preferred units with economic terms designed to materially mirror those of the Series A Preferred Units. See “Description of the Series A Preferred Units—Mirror Units” in this prospectus supplement.

We intend to use the net proceeds for general corporate purposes, including to fund investments.

DESCRIPTION OF THE SERIES A PREFERRED UNITS

The following description of the particular terms of the Series A Preferred Units supplements the description of the general terms and provisions of preferred units in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the Series A Preferred Units. This summary is qualified in its entirety by reference to the partnership agreement, which has been or will be filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement. We urge you to read our partnership agreement because it, and not this description, will define your rights as a holder of the Series A Preferred Units. As used in this section, “we,” “us” and “our” mean The Carlyle Group L.P., a Delaware limited partnership, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such partnership agreement, and those definitions are incorporated herein by reference.

The Series A Preferred Units are a single series of authorized preferred units consisting of                      units (or                      units if the underwriters exercise in full their option to purchase additional units), all of which are being initially offered hereby. As of the date of this prospectus supplement, we have no outstanding Series A Preferred Units. Our partnership agreement permits our general partner to authorize the issuance of an unlimited number of preferred units, in one or more classes or series without action by holders of outstanding common or preferred units. We may from time to time, without notice to or the consent of holders of the Series A Preferred Units, issue equity securities that rank equally with or junior to the Series A Preferred Units. We may also from time to time, without notice to or consent of holders of the Series A Preferred Units, issue additional Series A Preferred Units. The additional Series A Preferred Units would form a single series with the Series A Preferred Units offered hereby.

Distributions

Distributions on the Series A Preferred Units will be payable when, as and if declared by the board of directors of our general partner out of funds legally available, at a rate per annum equal to     % of the $25.00 liquidation preference per unit. The liquidation preference per unit for purposes of calculating distributions will not be adjusted for any changes to the capital account balance per unit as described below under “—Amount Payable in Liquidation.”

Distributions on the Series A Preferred Units will be payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “distribution payment date”), beginning December 15, 2017, when, as, and if declared by the board of directors of our general partner. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day. A “distribution period” is the period from and including a distribution payment date to, but excluding, the next distribution payment date, except that the initial distribution period will commence on and include the original issue date of the Series A Preferred Units. The amount of distributions payable for the initial distribution period and any period shorter than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time, on the March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant distribution payment date (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time on the business day immediately preceding such record date. A “business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

Distributions on the Series A Preferred Units are non-cumulative. Accordingly, if the board of directors of our general partner does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution on the Series A Preferred Units in that distribution period, whether or not distributions on the Series A Preferred Units are declared or paid for any future distribution period.

The Series A Preferred Units will rank senior to our common units with respect to the payment of distributions to the extent provided in our partnership agreement. Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for a quarterly distribution period, (i) no distribution may be declared or paid or set apart for payment on our common units (or on any of our other equity securities that we may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Units (together with our common units, “junior units”)) for the remainder of that quarterly distribution period and (ii) we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration our common units (or any other junior unit), other than, in each case, (A) distributions of tax distribution amounts received from Carlyle Holdings in accordance with the terms of the organizational documents of the applicable Carlyle Holdings partnership as in effect on the date the Series A Preferred Units are first issued, (B) the net unit settlement of equity-based awards granted under the Equity Incentive Plan (or any successor or similar plan) in order to satisfy associated tax obligations or (C) distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units or with proceeds from the substantially concurrent sale of junior units (the items in (A) through (C) above, each, a “Permitted Distribution”). However, for a subsequent distribution period, payments on junior units can be made again as long as distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Units for that period (even if no distributions have been made in one or more prior periods).

As discussed above, the distribution calculated for the initial distribution period, which is from the original issue date to but excluding December 15, 2017, is payable on December 15, 2017. If, for example, a distribution payment for the initial distribution period is not paid on December 15, 2017, no distribution may be declared or paid or set apart for payment on our common units (or any junior unit) for the quarterly distribution period from and including December 15, 2017 to, but excluding, March 15, 2018, and we and our subsidiaries may not repurchase, redeem or otherwise acquire for consideration our common units (or any junior unit) for such period, other than pursuant to a Permitted Distribution. However, payments on and repurchases of junior units can be made for the subsequent distribution period from March 15, 2018 to but excluding June 15, 2018 as long as distributions calculated for the period from December 15, 2017 to but excluding March 15, 2018 have been paid on the Series A Preferred Units on March 15, 2018. These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding December 15, 2017.

The board of directors of our general partner, or a duly authorized committee thereof, may, in its discretion, choose to pay distributions on the Series A Preferred Units without the payment of any distributions on our junior units. No distributions may be declared or paid or set apart for payment on any Series A Preferred Units if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of our senior units (as defined below), if any are issued.

When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of parity units (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period (as defined below) for the Series A Preferred Units) in full upon the Series A Preferred Units or any parity units, all distributions declared upon the Series A Preferred Units and all such parity units payable on such distribution payment date (or, in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period for the Series A Preferred Units) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per unit on the Series A Preferred Units and all unpaid distributions per unit, including any accumulations, on all parity units payable on such distribution payment date (or in the case of parity units having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Units, on a distribution payment date falling within the related distribution period for the Series A Preferred Units) bear to each other.

Ranking

The Series A Preferred Units will rank senior to our junior units with respect to the payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up.

The Series A Preferred Units will rank equally with any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Units with respect to the payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up (“parity units”).

The Series A Preferred Units will rank junior to (i) all of our existing and future indebtedness and other liabilities and (ii) any of our equity securities, including preferred units, that we may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Units with respect to the payment of unit distributions and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “senior units”). We currently have no senior units outstanding. While any Series A Preferred Units are outstanding, we may not authorize or create any class or series of senior units without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Units and all other series of voting preferred units (as defined below), acting as a single class. See “—Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of senior units.

Maturity

The Series A Preferred Units do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Units. Accordingly, the Series A Preferred Units will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Optional Redemption

We may not redeem the Series A Preferred Units prior to September 15, 2022 except as provided below under “—Change of Control Redemption,” under “—Tax Redemption” or under “—Rating Agency Redemption.” At any time or from time to time on or after September 15, 2022 we may, at our option, out of funds legally available, redeem the Series A Preferred Units, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series A Preferred Unit plus declared and unpaid distributions, if any, to, but excluding, the redemption date, without payment of any undeclared distributions. If we choose to redeem less than all of the Series A Preferred Units, we will either determine the Series A Preferred Units to be redeemed by lot or pro rata or otherwise in accordance with applicable procedures of the Depository Trust Company and in compliance with the requirements of the Nasdaq. Once proper notice has been given and so long as funds legally available and sufficient to pay the redemption price for all of the Series A Preferred Units called for redemption have been set aside for payment, from and after the redemption date, distributions on the Series A Preferred Units called for redemption will cease to accrue and such Series A Preferred Units called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease other than the right to receive the redemption price, without interest. Notices of redemption may, at our sole discretion, be conditional, as described in “—Conditional Redemption.”

Holders of the Series A Preferred Units will have no right to require the redemption of the Series A Preferred Units.

Change of Control Redemption

If a Change of Control Event (as defined below) occurs prior to September 15, 2022, we may, at our option, upon at least 30 days’ notice following the occurrence of such Change of Control Event, out of funds legally available redeem the Series A Preferred Units, in whole but not in part, within 60 days of the occurrence of such

Change of Control Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Notices of redemption may, at our sole discretion, be conditional, as described in “—Conditional Redemption.”

If (i) a Change of Control Event occurs (whether before, on or after September 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Units, the distribution rate per annum on the Series A Preferred Units will increase by 5.00%, beginning on the 31st day following such Change of Control Event.

“Below Investment Grade Rating Event” means the rating on any series of the Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding or no Carlyle Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is lowered in respect of a Change of Control and any series of the Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding or no Carlyle Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60 day period the rating of any series of the Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding or no Carlyle Senior Notes are then rated by the applicable Rating Agency, our long-term issuer rating by such Rating Agency) is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Event hereunder) if a Rating Agency making the reduction in rating to which this definition would otherwise apply does not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Carlyle Holdings” means collectively Carlyle Holdings I L.P., Carlyle Holdings II L.P. and Carlyle Holdings III L.P.

“Carlyle Senior Notes” means (i) 3.875% senior notes due 2023 issued by Carlyle Holdings Finance L.L.C., (ii) 5.625% senior notes due 2043 issued by Carlyle Holdings II Finance L.L.C. or (iii) any similar series of senior unsecured debt securities, in each case, guaranteed by the Carlyle Holdings partnerships.

“Change of Control” means the occurrence of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Credit Group to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing Carlyle Entity; or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Carlyle Entity, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a controlling interest in (i) The Carlyle Group L.P. or (ii) one or more entities that, as of the relevant time, are guarantors of any series of Carlyle Senior Notes and comprise all or substantially all of the assets of the Credit Group and (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Change of Control Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Carlyle Entity” means any entity that, immediately prior to and immediately following any relevant date of determination, is directly or indirectly controlled by one or more Managing Directors or other personnel of The Carlyle Group L.P. and/or its subsidiaries who, as of any date of determination (i) each have devoted substantially all of his or her business and professional time to the activities of the Credit Parties and/or their subsidiaries during the 12-month period immediately preceding such date and (ii) directly or indirectly control a majority of the general partner interests (or other similar interests) in The Carlyle Group L.P. or any successor entity.

“Credit Group” means The Carlyle Group L.P., each of the Carlyle Holdings partnerships and any other entity that, as of the relevant time, is a guarantor to any series of the Carlyle Senior Notes, and their direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries) taken as a whole.

“Credit Parties” means Carlyle Holdings Finance L.L.C., Carlyle Holdings II Finance L.L.C., The Carlyle Group L.P. and each of the Carlyle Holdings partnerships and any other entity that, as of the relevant time, is a guarantor to any series of the Carlyle Senior Notes.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Investment Grade” means a rating of BBB—or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB—or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate a series of the Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by our general partner as a replacement Rating Agency).

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Credit Group (other than entities within the Credit Group).

“Rating Agency” means:

•	each of Fitch and S&P; and

•	if either of Fitch or S&P ceases to rate any series of Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) or fails to make a rating of any series of Carlyle Senior Notes (or, if no Carlyle Senior Notes are outstanding, our long-term issuer rating) publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by our general partner as a replacement agency for Fitch or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

The Change of Control redemption feature of the Series A Preferred Units may, in certain circumstances, make more difficult or discourage a sale or takeover of The Carlyle Group L.P. or a Carlyle Holdings partnership and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Tax Redemption

If a Tax Redemption Event (as defined below) occurs prior to September 15, 2022, we may, at our option, out of funds legally available redeem the Series A Preferred Units, in whole but not in part, upon at least 30 days’

notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Notices of redemption may, at our sole discretion, be conditional, as described in “—Conditional Redemption.”

“Tax Redemption Event” means, after the date the Series A Preferred Units are first issued, due to (a) an amendment to, or a change in official interpretation of, the Code, Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) our general partner files an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes or we otherwise effect a transaction or series of related transactions as a result of which the issuer of publicly traded common equity representing a direct or indirect interest in the Carlyle Holdings partnerships is or becomes taxable as a corporation for U.S. Federal income tax purposes.

Rating Agency Redemption

If a Rating Agency Event (as defined below) occurs prior to September 15, 2022, we may, at our option, out of funds legally available redeem the Series A Preferred Units, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Rating Agency Event, at a price of $25.50 per Series A Preferred Unit, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Notices of redemption may, at our sole discretion, be conditional, as described in “—Conditional Redemption.”

A “Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization for purposes of assigning equity credit to securities with features similar to the Series A Preferred Units on the date of original issuance (the “current methodology”), which change either (x) shortens the period of time during which equity credit pertaining to Series A Preferred Units would have been in effect had the current methodology not been changed or (y) reduces the amount of equity credit assigned to the Series A Preferred Units as compared with the amount of equity credit that such rating agency had assigned to the Series A Preferred Units as of the date of original issuance.

Conditional Redemption

Notice of any redemption, whether in connection with an optional redemption, Change of Control Event, Tax Redemption Event or Rating Agency Event, other transaction or otherwise, may be given prior to the completion thereof, and any such redemption or notice may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of the related Change of Control Event, Tax Redemption Event, Rating Agency Event or other transaction. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another Person (as defined herein).

We and our affiliates may acquire the Series A Preferred Units by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Voting Rights

Except as indicated below, the holders of the Series A Preferred Units will have no voting rights.

If and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Units have not been declared and paid (a “Nonpayment Event”), the number of directors then constituting the board of directors of our general partner will be increased by two and the holders of the Series A Preferred Units, voting together as a single class with the holders of any other series of parity units then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred units”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Units and such other voting preferred units. When quarterly distributions have been declared and paid on the Series A Preferred Units for four consecutive quarters following the Nonpayment Event, the right of the holders of the Series A Preferred Units and any other voting preferred units to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate, the number of directors constituting the board of directors of our general partner will be reduced accordingly and, for purposes of determining whether a Nonpayment Event has occurred, the number of quarterly distributions payable on the Series A Preferred Units that have not been declared and paid shall reset to zero. However, the right of the holders of the Series A Preferred Units and any other voting preferred units to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Units and all other series of voting preferred units, acting as a single class regardless of series, either at a meeting of unitholders or by written consent, is required to:

(i) amend, alter or repeal any provisions of our partnership agreement relating to the Series A Preferred Units or other series of voting preferred units, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Units or other series of voting preferred units, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Unit and any other voting preferred unit remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred units of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Units or any other series of voting preferred units, as the case may be, or

(ii) authorize, create or increase the authorized amount of, any class or series of preferred units having rights senior to the Series A Preferred Units with respect to the payment of unit distributions or distributions of our assets upon our liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of voting preferred units (including the Series A Preferred Units for this purpose), only the consent of the holders of at least two-thirds of the outstanding units of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the voting preferred units (including the Series A Preferred Units for this purpose) as a class.

However, we may create additional series or classes of parity units and junior units and issue additional series of parity units and junior units without notice to or the consent of any holder of the Series A Preferred Units.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, the Series A Preferred Units shall have been redeemed or proper notice of redemption of the Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Units have been set aside for payment pursuant to the terms of our partnership agreement.

In addition, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series A Preferred Units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our partnership (“Liquidation”), each holder of the Series A Preferred Units will be entitled to a payment out of our assets available for distribution to the holders of the Series A Preferred Units following the satisfaction of all claims ranking senior to the Series A Preferred Units. Such payment will equal the sum of the $25.00 liquidation preference per Series A Preferred Unit and declared and unpaid distributions, if any, to, but excluding, the date of Liquidation (the “Preferred Unit Liquidation Value”), to the extent that we have sufficient gross income (including any gross income attributable to the sale or exchange of capital assets) in the year of Liquidation and in the prior years in which the Series A Preferred Units have been outstanding to ensure that each holder of Series A Preferred Units will have a capital account balance equal to the Preferred Unit Liquidation Value.

The capital account balance for each Series A Preferred Unit will equal $25.00 initially and will be increased each year by an allocation of gross income recognized by us (including any gross income recognized in the year of Liquidation). We refer to our gross income (including any gross income attributable to the sale or exchange of capital assets) as our “gross income.” The allocations of gross income to the capital account balances for the Series A Preferred Units in any year will not exceed the sum of the amount of distributions paid on the Series A Preferred Units during such year and, to the extent the amount of our distributions in prior years exceeded the cumulative gross income allocated to the capital account balances for the Series A Preferred Units in those years, the amount of such excess for all prior years. If the board of directors of our general partner declares a distribution on the Series A Preferred Units, the amount of the distribution paid on each such Series A Preferred Unit will be deducted from the capital account balance for such Series A Preferred Unit, whether or not such capital account balance received an allocation of gross income in respect of such distribution. The allocation of gross income to the capital account balances for the Series A Preferred Units is intended to entitle the holders of the Series A Preferred Units to a preference over the holders of outstanding common units upon our Liquidation, to the extent required to permit each holder of a Series A Preferred Unit to receive the Preferred Unit Liquidation Value in respect of such unit. If, however, we were to have insufficient gross income to achieve this result, holders of Series A Preferred Units would be entitled, upon Liquidation, to less than the Preferred Unit Liquidation Value and may receive less than $25.00 per Series A Preferred Unit. See “Risk Factors—If the amount of distributions on the Series A Preferred Units and the Series A Preferred Units is greater than our gross income, then the amount that a holder of Series A Preferred Units would receive upon liquidation may be less than the Preferred Unit Liquidation Value.”

After each holder of Series A Preferred Units receives a payment equal to the capital account balance for such holder’s Series A Preferred Units (even if such payment is less than the Preferred Unit Liquidation Value of such holder’s Series A Preferred Units), holders will not be entitled to any further participation in any distribution of our assets.

Based on current information, we believe we will have sufficient gross income in calendar year 2017 to ensure that holders of Series A Preferred Units will have capital account balances as of the end of the calendar year 2017 that entitle each holder, upon Liquidation, to the Preferred Unit Liquidation Value, but no assurance can be provided regarding the level of our calendar year 2018 gross income or of our future gross income. In our 2016 and 2015 taxable years, our gross income was approximately $179 million and $172 million respectively.

If upon any Liquidation, the amounts payable with respect to the Series A Preferred Units and any other outstanding series of parity units are not paid in full, then the holders of the Series A Preferred Units and the holders of such parity units will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled, but only to the extent of their capital account balances, as described above.

Neither the sale, conveyance, exchange or transfer, for cash, units of capital stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our partnership with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our partnership will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our partnership, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. We refer to the foregoing transactions as “Permitted Transfers.” In addition, no payment will be made to the holders of the Series A Preferred Units pursuant to this “—Amount Payable in Liquidation” section (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of our subsidiaries or upon any reorganization of our partnership into another limited liability entity or (ii) if our partnership engages in a reorganization, merger or other transaction in which a successor to our partnership issues equity securities to the holders of the Series A Preferred Units that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Units. We refer to the foregoing transactions as “Permitted Reorganizations.” Our general partner may, in its sole discretion, modify the terms of the Series A Preferred Units to provide for a Permitted Transfer or a Permitted Reorganization.

No Conversion Rights

The Series A Preferred Units will not be convertible into common units or any other class or series of interests or any other security.

Mirror Units

The Carlyle Group L.P. intends to contribute an amount equal to the net proceeds from the sale of the Series A Preferred Units to Carlyle Holdings. Each of the Carlyle Holdings partnerships, in turn, will issue to The Carlyle Group L.P. (or a wholly owned subsidiary of The Carlyle Group L.P.) a new series of preferred units with economic terms designed to materially mirror those of the Series A Preferred Units, which we refer to as the Mirror Units. The terms of the Mirror Units will provide that unless distributions have been declared and paid or declared and set apart for payment on all Mirror Units issued by each of the Carlyle Holdings partnerships for the then-current quarterly distribution period, then during such quarterly distribution period only, each of the Carlyle Holdings partnerships may not repurchase any of its junior units and may not declare or pay or set apart payment for distributions on its junior units, other than (i) distributions of tax distribution amounts in accordance with the terms of the partnership agreements of the Carlyle Holdings partnerships as in effect on the date the Series A Preferred Units are first issued, (ii) the net unit settlement of equity-based awards granted under the Equity Incentive Plan (or any successor or similar plan) in order to satisfy associated tax obligations or (iii) distributions paid in junior units or options, warrants or rights to subscribe for or purchase junior units or with proceeds from the substantially concurrent sale of junior units. The terms of the Mirror Units also will provide that, in the event that any Carlyle Holdings partnership liquidates, dissolves or winds up, no Carlyle Holdings partnership may declare or pay or set apart payment on its common units or any other units ranking junior to the Mirror Units unless the outstanding liquidation preference on all outstanding Mirror Units of each Carlyle Holdings partnership have been repaid via redemption or otherwise.

The foregoing would not apply to (i) a Substantially All Merger or a Substantially All Sale whereby a Carlyle Holdings partnership is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the Mirror Interests, (ii) the sale or disposition of a Carlyle Holdings partnership (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a Carlyle Holdings partnership should such partnership not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the SEC, (iv) an event where the Series A Preferred Units have been fully redeemed pursuant to the terms of our partnership agreement or if proper notice of redemption of the Series A Preferred Units has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Units called for redemption have been set aside for payment pursuant to the terms of our partnership agreement, (v) transactions where the assets of a Carlyle Holdings partnership being liquidated, dissolved or wound up are immediately contributed to another Carlyle Holdings partnership, and (vi) with respect to a Carlyle Holdings partnership, a Permitted Transfer or a Permitted Reorganization.

A “Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organisation for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Substantially All Merger” means a merger or consolidation of one or more members of the Credit Group with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person in one or a series of related transactions, directly or indirectly, of all or substantially all of the properties and assets of the Credit Group to a Person that is not within the Credit Group immediately prior to such transaction.

Forum Selection

Our partnership agreement provides that the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in any equity interest in the partnership and each other person who is bound by the partnership agreement, including without limitation each holder of any Series A Preferred Units, (collectively, the “Consenting Parties” and each a “Consenting Party”) (1) irrevocably agrees that, unless the general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to the partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of the partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or the general partner, or of limited partners or the general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Revised Uniform Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Revised Uniform Limited Partnership Act relating to the partnership or by our partnership agreement, or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of the partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions in our partnership agreement.

Transfer Agent, Registrar and Paying Agent

American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar and paying agent for the Series A Preferred Units.

BOOK-ENTRY, DELIVERY, AND FORM

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the Series A Preferred Units. The Series A Preferred Units will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC has advised us that: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the U.S. are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants. Distributions with respect to interests in Series A Preferred Units held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. under contract with Euroclear plc, a United Kingdom corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Purchases of Series A Preferred Units under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Units on DTC’s records. The ownership interest of each actual purchaser of each Series A Preferred Unit (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series A Preferred Units are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Units, except in the event that use of the book-entry system for the Series A Preferred Units is discontinued. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

To facilitate subsequent transfers, all Series A Preferred Units deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series A Preferred Units with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Units; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Units are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Series A Preferred Units within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series A Preferred Units unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Series A Preferred Units are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds and distributions on the Series A Preferred Units will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or American Stock Transfer & Trust Company, LLC on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of the Series A Preferred Units will not be entitled to receive physical delivery of the Series A Preferred Units. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Units. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Series A Preferred Units.

DTC may discontinue providing its services as depository with respect to the Series A Preferred Units at any time by giving us reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, unit certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, unit certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

ADDITIONAL MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This summary supplements the discussion contained under the caption “Material U.S. Federal Tax Considerations” in the accompanying prospectus and should be read in conjunction therewith. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the U.S. federal income tax considerations applicable to the acquisition, ownership, and disposition of the Series A Preferred Units.

Treatment of the Series A Preferred Units; Allocation of Profits and Losses

We will treat the Series A Preferred Units as partnership interests in us that will be subject to the tax considerations generally discussed in the accompanying prospectus under “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units.” In general, we will specially allocate to the Series A Preferred Units items of our gross income in an amount equal to the distributions paid in respect of the Series A Preferred Units during the taxable year. The gross income allocated to a holder of Series A Preferred Units will generally have the same character as our gross income (e.g., interest, dividends, capital gains, etc.). To the extent our distributions in prior years exceeded the cumulative gross income allocated to the Series A Preferred Units, we will allocate additional gross income to the Series A Preferred Units until such excess is eliminated. In such circumstance, the gross income allocated to holders of the Series A Preferred Units during a taxable year would exceed the distributions to the Series A Preferred Units during such taxable year. However, we expect to have sufficient gross income each taxable year to be able to allocate gross income to the Series A Preferred Units in an amount equal to the distributions paid on the Series A Preferred Units.

As described in “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units” in the accompanying prospectus, allocations of our items of income, gain, loss, deduction and credit will be determined in accordance with our limited partnership agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with such holder’s interest in us. No assurance can be provided that our allocation of gross income in respect of the Series A Preferred Units will be treated as having “substantial economic effect” or will be treated as being in accordance with such holder’s interest in us. If the IRS successfully challenges such allocation, the resulting allocation for U.S. federal income tax purposes might be less favorable than the allocation set forth in our limited partnership agreement.

We will treat any distribution on the Series A Preferred Units as a distribution on a partnership interest subject to the treatment discussed in “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units—Treatment of Distributions” in the accompanying prospectus. If the distributions paid to a holder of Series A Preferred Units in a taxable year exceed the amount of the gross income allocated to such holder, then the holder’s capital account balance will be reduced by the excess, which may affect the amount that the holder of Series A Preferred Units would receive on Liquidation. As described above, in the event that this results in the cumulative distributions exceeding the cumulative gross income allocated to the Series A Preferred Units, we will allocate additional gross income in future years until such excess is eliminated, which would increase the capital account balance of the holder of Series A Preferred Units. As noted above, we expect to have sufficient gross income each taxable year to be able to allocate gross income to the Series A Preferred Units in an amount equal to the distributions paid on the Series A Preferred Units.

We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report allocations of gross income to holders in a manner that reflects such holders’ beneficial shares of our items of income, gain, loss and deduction, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to a holder of a Series A Preferred Unit even if such holder does not receive any distributions. The IRS may successfully contend that our conventions are impermissible and that our gross income must be reallocated among holders of Series A Preferred Units, which could result in an adjustment to a holder’s tax liabilities to its possible detriment.

The treatment of interests in a partnership such as the Series A Preferred Units and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Units represent “guaranteed payments,” which would generally be treated as ordinary income but may not have the same character when received by a holder as our gross income had when earned by us. If distributions on the Series A Preferred Units are treated as “guaranteed payments,” a holder would always be treated as receiving income equal to the amount distributed or accrued, regardless of the amount of our gross income. Potential holders of Series A Preferred Units are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Units as “guaranteed payments.”

Effectively Connected Income and Withholding

In light of our intended investment activities, we generally do not expect to generate significant amounts of ECI with respect to non-U.S. holders of our Series A Preferred Units. However, there can be no assurance that we will not generate ECI currently or in the future and, subject to the qualifying income rules, we are under no obligation to minimize ECI. To the extent our income is treated as ECI, non-U.S. holders generally would be subject to withholding tax on their allocable shares of such income, would be required to file a U.S. federal income tax return for such year reporting their allocable shares of income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). In addition, certain income of non-U.S. holders from U.S. sources not connected to any such U.S. trade or business conducted by us could be treated as ECI. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders will be reduced by withholding taxes imposed at the highest effective applicable tax rate. A portion of any gain recognized by a non-U.S. holder on the sale or exchange of Series A Preferred Units could also be treated as ECI.

Generally, under the FIRPTA provisions of the Code, certain non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a USRPHC. The FIRPTA tax applies to certain non-U.S. holders holding an interest in a partnership that realizes gain in respect of an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property), for example, through one of our investment funds held by Carlyle Holdings II GP L.L.C. that could constitute investments in U.S. real property or USRPHCs. If we make such investments, subject to the exception below for Qualified Foreign Pension Funds, each non-U.S. holder will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain we realize on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements regarding ECI discussed above. Under recently enacted legislation, Qualified Foreign Pension Funds are exempt from FIRPTA on their disposition of U.S. real property interests held directly or indirectly through one or more partnerships. See “Risk Factors—Non-U.S. holders face unique U.S. tax issues from owning Series A Preferred Units that may result in adverse tax consequences to them.”

Unrelated Business Taxable Income

In light of our intended investment activities, we generally do not expect to make investments directly in operating businesses that generate significant amounts of UBTI. However, certain of our investments may be treated as debt-financed investments, which may give rise to debt-financed UBTI. Accordingly, no assurance can be given that we will not generate UBTI currently or in the future and, subject to the qualifying income rules, we are under no obligation to minimize UBTI. Consequently, a holder of Series A Preferred Units that is a tax-exempt organization may be subject to “unrelated business income tax” to the extent that its allocable share of our income consists of UBTI. Tax-exempt holders of the Series A Preferred Units are strongly urged to consult their tax advisors regarding the tax consequences of owning the Series A Preferred Units.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Series A Preferred Units. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with its fiduciary responsibilities, and the documents and instruments governing the ERISA Plan.

Prohibited Transaction Issues

Whether or not the underlying assets of The Carlyle Group L.P., as issuer of the Series A Preferred Units, were deemed to include “plan assets,” as described below, we, certain of our subsidiaries and the underwriters, the transfer agent, registrar and paying agent, our general partner and our and their respective affiliates (“Issuer Parties”) may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to many ERISA Plans, as well as other arrangements subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans (such arrangements, and together with ERISA Plans, referred to herein as “Plans”). Prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Series A Preferred Units are acquired by or with the assets of a Plan with respect to which our general partner, we or any of our subsidiaries or our or our general partner’s respective affiliates and the other persons referenced above is a party in interest or disqualified person, unless the transaction qualifies for an exemption from the prohibited transaction rules of Title I of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code, unless relief is available under an applicable statutory or administrative exemption.

Exemptive relief from the Prohibited Transaction rules under Section 406 of ERISA and Section 4975 of the Code may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of our units. Exemptions that potentially could apply include Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptive relief for certain arm’s-length transactions with a person (other than a fiduciary or an affiliate of a fiduciary that (directly or indirectly) has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). However, each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding the Series A Preferred Units in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that any of these class exemptions, the Service Provider Exemption or any other exemption will be available with respect to any particular transaction involving the Series A Preferred Units.

Plan Asset Issues

Regulations, promulgated under ERISA by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) generally provide, that when a Plan acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the total value of each class of such entity’s equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof. Under the Plan Asset Regulation Plans, including any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity or by reason of any Non-ERISA Plan’s investment in the entity (each, a “Plan Asset Entity”), are “benefit plan investors.”

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (i) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 the Exchange Act. The Series A Preferred Units are being offered pursuant to a registered offering under the Securities Act and the Series A Preferred Units will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our Series A Preferred Units will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis all the relevant facts and circumstances. It is anticipated that our Series A Preferred Units will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Accordingly, although no assurances can be given in this regard, we anticipate that the Series A Preferred Units we are selling hereunder should qualify as a “publicly offered security” within the meaning of the Plan Asset Regulations.

Governmental plans, certain church plans and non-United States plans (each, a “Non-ERISA Plan”), while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to other Federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code (collectively, “Similar Laws”). Fiduciaries of any such plans should consult with their counsel before purchasing the Series A Preferred Units.

Plan Asset Consequences

If the assets of The Carlyle Group L.P., as issuer of the Series A Preferred Units, were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the unintended application of the prudence and other fiduciary responsibility standards of ERISA to investments made by The Carlyle Group L.P., and (ii) the possibility that certain transactions in which The Carlyle Group L.P. might seek to engage could constitute “prohibited transactions” under ERISA and the Code. Violations of these rules could result in liabilities for, among others, The Carlyle Group L.P. and parties related to or dealing with it, and Plan fiduciaries.

Certain Restrictions

Due to the foregoing requirements, the Series A Preferred Units (including any interest therein) may not be purchased or held by any Plan including any Plan Asset Entity, or any person investing plan assets of any Plan or Non-ERISA Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code or a violation of any applicable Similar Law.

Accordingly, each purchaser and subsequent transferee, including any fiduciary purchasing or holding the Series A Preferred Units (including any interest therein) with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan, will be deemed to have represented and warranted by its purchase or holding of the Series A Preferred Units that either (a) it is not a Plan, a Plan Asset Entity or a Non-ERISA Plan and is not purchasing or holding such units on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan or (b) its purchase and holding of the Series A Preferred Units will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law. With respect to any Plan (including a Plan Asset Entity) that purchases any Series A Preferred Unit, or interest therein, without limiting the foregoing, at all times the Plan and the fiduciary responsible for decisions regarding a Plan’s investment in Series A Preferred Units , including the acquisition pursuant hereto, (the “Fiduciary”) are deemed to represent that the Fiduciary (a) is either (A) a bank as defined in Section 202 of the Advisers Act or similar institution that is regulated and supervised and subject to periodic examination by a United States state or federal agency; (B) an insurance carrier which is qualified under the laws of more than one United States state to perform the services of managing, acquiring or disposing of assets of an employee benefit plan subject to Title I of ERISA or any plan subject to Section 4975 of the Code; (C) an investment adviser registered under the Investment Advisers Act of 1940 (“Advisors Act”), if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the United States state (referred to in such paragraph (1)) in which it maintains its principal office and place of business; (D) a broker-dealer registered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (E) an independent fiduciary that holds, or has under management or control, total assets of at least $50 million; (b) is independent (for purposes of Section 29 CFR 2510.3-21(c)(1)) of all Issuer Parties (as defined above in this “Certain ERISA Considerations”); (c) is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies; (d) is hereby informed, and acknowledges and understands, that no Issuer Party has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the acquisition, holding and disposition of any Interests; (e) is a “fiduciary” under Section 3(21)(a) of ERISA or Section 4975(e)(3) of the Code, or both; (f) has been informed of and understand the existence and nature of the financial interests of the Issuer Parties, including any potential conflicts of interests (as described in the Prospectus and this Prospectus Supplement), and (c) none of the Issuer Parties will receive any fee or other compensation directly from the Plan, the Fiduciary, any participant, beneficiary of the Plan investor for any investment advice (as opposed to other services) provided with respect to the Plan’s purchase of the Series A Preferred Units.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our units (including interests therein) on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such an investment and whether an exemption would be available for the purchase and holding of our units. Purchasers of our units have exclusive responsibility for ensuring that their purchase and holding of our units do not violate the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Law, as described above.

UNDERWRITING

Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed, severally and not jointly, to purchase, and we have agreed to sell to that underwriter, the number of Series A Preferred Units set forth opposite the underwriter’s name.

Underwriter	Number of Series A Preferred Units
Morgan Stanley & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Securities LLC
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
Barclays Capital Inc.
Goldman Sachs & Co. LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Series A Preferred Units included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series A Preferred Units (other than those covered by the option to purchase additional units described below) if they purchase any of the Series A Preferred Units. The offering of the Series A Preferred Units by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The Series A Preferred Units sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series A Preferred Units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $        per unit. The underwriters may allow, and dealers may reallow, a concession not to exceed $        per unit on sales to other dealers. If all the Series A Preferred Units are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Series A Preferred Units than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to             additional Series A Preferred Units at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series A Preferred Units approximately proportionate to that underwriter’s initial purchase commitment. Any Series A Preferred Units issued or sold under the option will be issued and sold on the same terms and conditions as the other Series A Preferred Units that are the subject of this offering.

We have agreed that, for a period of 30 days from the date of this prospectus supplement, we will not, without the prior written consent of Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC, offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or our general partner or any affiliate of us or our general partner or any person in privity with us or our general partner or any affiliate of us or our general partner, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or announce the offering, of any debt securities issued or guaranteed by us or our general partner or units of any class of our capital stock (other than the Series A Preferred Units) that is preferred as to the payment of distributions, or as to the distribution of assets upon any liquidation or dissolution of us, over units of any other class of our capital stock (including any units of any class of partnership interests of The Carlyle Group L.P. (other than the Series A Preferred Units) that rank equally with the Series A Preferred Units as to the payment of distributions or as to the distributions of assets upon any liquidation or dissolution of The Carlyle Group L.P.); provided that we may issue and sell the Series A Preferred Units to the underwriters pursuant to the underwriting agreement. Morgan Stanley & Co. LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC, Wells Fargo Securities, LLC and J.P. Morgan Securities LLC in their sole discretion may release any of the securities subject to this lock-up agreement at any time.

We intend to apply to list the Series A Preferred Units on the Nasdaq under the symbol “TCGP.” If the application is approved, we expect trading in the Series A Preferred Units on the Nasdaq to begin within 30 days after the Series A Preferred Units are first issued.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional units.

	Paid by Us
	No Exercise		Full Exercise
Per Unit		$(1)		$(2)
Total	$		$

(1)	The underwriting discount will be $ per Series A Preferred Unit for retail orders and $ per Series A Preferred Unit for institutional orders.
(2)	Assumes an underwriting discount for retail orders of $ per Series A Preferred Unit for any Series A Preferred Units sold pursuant to the option to purchase additional units.

The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $775,000, which includes legal, accounting and printing costs and various other fees associated with registering the units.

In connection with the offering, the underwriters may purchase and sell units in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the option to purchase additional units, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of units than they are required to purchase in the offering. “Covered” short sales are sales of Series A Preferred Units in an amount up to the number of Series A Preferred Units represented by the underwriters’ option to purchase additional units. “Naked” short sales are sales of Series A Preferred Units in an amount in excess of the number of Series A Preferred Units represented by the underwriters’ option to purchase additional units. Covering transactions involve purchases of Series A Preferred Units either pursuant to the underwriters’ option to purchase additional units or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase Series A Preferred Units in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Units in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase Series A Preferred Units in the open market after the distribution has been completed or must exercise the option to purchase additional units. In determining the source of Series A Preferred Units to close the covered short position, the underwriters will consider, among other things, the price of Series A Preferred Units available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Units through the option to purchase additional units. Stabilizing transactions involve bids to purchase Series A Preferred Units so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the units. They may also cause the price of the units to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the units against payment for the units on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the units (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade units on the date of pricing or the two succeeding business days will be required, by virtue of the fact that the units initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates have performed and may in the future perform commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Units. Any such short positions could adversely affect future trading prices of the Series A Preferred Units. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

European Economic Area

In relation to each Member State of the European Economic Area (“EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), an offer to the public of the units may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any units may be made at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive:

(a)	to legal entities which are qualified investors as defined in the Prospectus Directive;

(b)	to fewer than 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of units shall require the Partnership or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any units to be offered so as to enable an investor to decide to purchase any units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each Relevant Member State.

This EEA selling restriction is in addition to any other selling restrictions set out in this prospectus supplement and the accompanying prospectus.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the units described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The units have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the units has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the units to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public a` l’épargne).

The units may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The units may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the units may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to units which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The units offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The units have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the units may not be circulated or distributed, nor may the units be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Putures Act, Chapter 289 of Singapore (the “SPA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SPA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SPA, in each case subject to compliance with conditions set forth in the SPA.

Where the units are subscribed or purchased under Section 275 of the SPA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SPA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the units pursuant to an offer made under Section 275 of the SPA except:

•	to an institutional investor (for corporations, under Section 274 of the SPA) or to a relevant person defined in Section 275(2) of the SPA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SPA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

LEGAL MATTERS

The validity of the units representing limited partner interests will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns interests representing less than 1% of the capital commitments of certain investment funds advised by Carlyle. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Skadden, Arps, Slate, Meagher & Flom LLP has in the past performed, and may continue to perform, legal services for Carlyle.

EXPERTS

The consolidated financial statements of The Carlyle Group L.P. appearing in The Carlyle Group L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of The Carlyle Group L.P.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and The Carlyle Group L.P. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the units offered in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus, and any document incorporated by reference into this prospectus supplement and the accompanying prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our units covered by this prospectus supplement and the accompanying prospectus, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement and the accompanying prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement and the accompanying prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and the accompanying prospectus and before the date that the offering of the units by means of this prospectus supplement and the accompanying prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference in this prospectus supplement.

We incorporate by reference into this prospectus supplement the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 16, 2017 (File No. 001-35538);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, filed on May 3, 2017 (File No. 001-35538) and August 2, 2017 (File No. 001-35538);

•	Current Reports on Form 8-K filed on July 6, 2017 (File No. 001-35538) and September 5, 2017 (File No. 001-35538); and

•	All documents filed, but not furnished, by The Carlyle Group L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement or the accompanying prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement or the accompanying prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from The Carlyle Group L.P., 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004. You also may contact us at (202) 729-5626 or visit our website at http://www.carlyle.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus supplement and the accompanying prospectus, and you should not rely on any such information in making your decision whether to invest in our units.

PROSPECTUS

Common Units Representing Limited Partner Interests

Preferred Units Representing Limited Partner Interests

We may from time to time, in one or more offerings, offer and sell common or preferred units representing limited partner interests in The Carlyle Group L.P. In addition, certain selling common unitholders may offer and sell our common units from time to time, together or separately, in amounts, at prices and on terms that will be determined at the time of any such offering.

These securities will be sold on a firm commitment underwriting basis. The names of any underwriters and the specific terms of any offering of these securities will be provided in a supplement to this prospectus. You should read this prospectus and the applicable prospectus supplement, as well as the information incorporated by reference in this prospectus and the applicable prospectus supplement, carefully before you invest.

Our common units are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “CG.” The last reported sale price of our common units on September 1, 2017 was $21.00 per common unit.

Investing in our securities involves risks. Limited partnerships are inherently different than corporations. See the “ Risk Factors” section beginning on page 2 of this prospectus and the “Risk Factors” section in our most recently filed Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 6, 2017.

Neither we nor any selling common unitholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor any selling common unitholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any amendment or supplement to this prospectus or any free writing prospectus prepared by us or on our behalf. Neither we nor any selling common unitholders are making an offer to sell the securities covered by this prospectus in any jurisdiction where the offer or sale of such securities is not permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, any amendment or supplement to this prospectus or any sale of the securities covered by this prospectus.

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”) using a “shelf” registration process. Under this shelf registration process, we and/or certain selling common unitholders, if applicable, may, from time to time, offer and/or sell our common or preferred units, as the case may be, in one or more offerings or resales. This prospectus provides you with a general description of The Carlyle Group L.P. and the securities that we and/or certain selling common unitholders may offer. Each time we and/or certain selling common unitholders, if applicable, sell common or preferred units, as the case may be, with this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any prospectus supplement together, along with the information incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf.

Unless the context suggests otherwise, references in this prospectus to “Carlyle,” the “Company,” “we,” “us” and “our” refer to The Carlyle Group L.P. and its consolidated subsidiaries.

i

THE CARLYLE GROUP

We are one of the world’s largest and most diversified multi-product global alternative asset management firms. We advise an array of specialized investment funds and other investment vehicles that invest across a range of industries, geographies, asset classes and investment strategies and seek to deliver attractive returns for our fund investors. Since our firm was founded in Washington, D.C. in 1987, we have grown to become a leading global alternative asset manager with nearly $170 billion in AUM across 299 investment vehicles as of June 30, 2017. We have more than 1,550 employees, including 629 investment professionals in 31 offices across six continents, and we serve more than 1,750 active carry fund investors from 83 countries. Across our Corporate Private Equity and Real Assets segments, as of June 30, 2017, we have investments in 265 active portfolio companies that employ more than 550,000 people.

We operate our business across four segments: (1) Corporate Private Equity, (2) Real Assets, (3) Global Market Strategies and (4) Investment Solutions.

For a description of our business, financial condition, results of operations and other important information, we refer you to our filings with SEC incorporated by reference in this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

The Carlyle Group L.P. was formed in Delaware on July 18, 2011. Our principal executive offices are located at 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004-2505, and our telephone number is (202) 729-5626.

RISK FACTORS

When investing in the securities covered by this prospectus you should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on February 16, 2017 (File No. 001-35538) (the “Annual Report”), as such factors may be updated from time to time in our periodic filings with the SEC, which are incorporated by reference in this prospectus and which are accessible on the SEC’s website at www.sec.gov. You should also carefully consider the other information contained in this prospectus, as updated by our subsequent periodic filings with the SEC, and the risk factors and other information contained in any applicable prospectus supplement before acquiring any of our securities, and all of the other information included or incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus may contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements include, but are not limited to, statements related to our expectations regarding the performance of our business, our financial results, our liquidity and capital resources, contingencies, our distribution policy, and other non-historical statements. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements, including, but not limited to, those described under the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov, as well as the other information contained or incorporated by reference in this prospectus or in any prospectus supplement hereto. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus or in any prospectus supplement hereto and in our other periodic filings with the SEC. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED EQUITY DISTRIBUTIONS

The following table presents the ratio of earnings to combined fixed charges and preferred equity distributions for us and our consolidated subsidiaries for the periods indicated. For the purposes of calculating the ratio of earnings to combined fixed charges and preferred equity distributions, “fixed charges” consist of interest incurred, amortization of capitalized expenses relating to indebtedness and an estimate of interest within net rental expense. “Earnings” consist of the sum of (i) pre-tax income before adjustment for noncontrolling interests in consolidated entities or income or loss from equity investees, (ii) fixed charges and (iii) distributed income of equity investees, less the sum of (i) preference security dividend requirements of consolidated subsidiaries and (ii) noncontrolling interests in pre-tax income of subsidiaries that have not incurred fixed charges. We did not have any preferred equity outstanding for the periods presented.

	Six Months Ended June 30,	Year Ended December 31,
	2017	2016	2015		2014	2013	2012
Ratio of Earnings to Combined Fixed Charges and Preferred Equity Distributions	9.63x	1.27x	—	(1)	6.49x	12.07x	17.61x

(1)	For the year ended December 31, 2015, the ratio of earnings to combined fixed charges and preferred equity distributions was less than 1:1. The Partnership would have needed to generate additional earnings of $122.8 million to achieve a coverage ratio of 1:1 for the year ended December 31, 2015.

USE OF PROCEEDS

In the case of a sale of securities covered by this prospectus by us, the use of proceeds will be specified in the applicable prospectus supplement. In the case of a sale of common units by any selling common unitholders, we will not receive any of the proceeds from such sale.

CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner or its affiliates (including each party’s respective owners) on the one hand, and our partnership, its subsidiaries or our limited partners, on the other hand.

Whenever a potential conflict arises between our general partner or its affiliates or associates, on the one hand, and us, our subsidiaries or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner to our limited partners and the partnership at law or in equity. Accordingly, our general partner is only subject to the contractual duties set forth in our partnership agreement and to the implied contractual covenant of good faith and fair dealing. Our partnership agreement also limits the liability of our general partner and restricts the remedies available to limited partners for actions taken that without those limitations might constitute breaches of duty (including fiduciary duties).

Under our partnership agreement, our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or our limited partners if the resolution of the conflict is:

•	approved by the conflicts committee, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the voting power of our voting units, excluding any voting units owned by our general partner and any of its affiliates, although our general partner is not obligated to seek such approval; or

•	approved by our general partner in good faith as determined under the partnership agreement.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee or the holders of our voting units. If our general partner does not seek approval from the conflicts committee or the holders of our voting units, any resolution or course of action taken by it with respect to the conflict of interest shall be conclusively deemed approved by us and our partners and not a breach of our partnership agreement or any duty (including any fiduciary duties) unless our general partner subjectively believes that the resolution or course of action is opposed to the best interests of the partnership. In any proceeding brought by or on behalf of any limited partner or us or any other person bound by the partnership agreement, the person bringing or prosecuting such proceeding will have the burden of providing that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict.

The three bullet points above establish the procedures by which conflict of interest situations are to be resolved pursuant to our partnership agreement. These procedures benefit our general partner by providing our general partner with significant flexibility with respect to its ability to make decisions and pursue actions involving conflicts of interest. Given the significant flexibility afforded our general partner to resolve conflicts of interest—including that our general partner has the right to determine not to seek the approval of the limited partners with respect to the resolution of such conflicts—the general partner may resolve conflicts of interest pursuant to the partnership agreement in a manner that limited partners may not believe to be in their or in our best interests. Neither our limited partners nor we will have any recourse against our general partner if our general partner satisfies one of the standards described in the three bullet points above.

In addition to the provisions relating to conflicts of interest, our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or other applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its “sole discretion” or “discretion” or pursuant to any provision of our partnership agreement not subject to an express standard of “good faith,” then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any limited partners and will not be subject to any different standards imposed by the partnership agreement or otherwise existing at law, in equity or otherwise. These modifications of fiduciary duties are expressly permitted by Delaware law. Hence, we and our limited partners will only have recourse and be able to seek remedies against our general partner if our general partner breaches its obligations pursuant to our partnership agreement. Unless our general partner breaches its obligations pursuant to our partnership agreement, we and our limited partners will not have any recourse against our general partner even if our general partner were to act in a manner that was inconsistent with traditional fiduciary duties. Furthermore, even if there has been a breach of the obligations set forth in our partnership agreement, our partnership agreement provides that our general partner and its officers and directors will not be liable to us or our limited partners for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct. These modifications are detrimental to the limited partners because they restrict the remedies available to limited partners for actions that without those limitations might constitute breaches of duty (including fiduciary duty).

Potential Conflicts

Conflicts of interest could arise in the situations described below, among others.

Actions taken by our general partner may affect the amount of cash flow from operations to our limited partners.

The amount of cash that is available for distribution to our limited partners is affected by decisions of our general partner regarding such matters as:

•	the amount and timing of cash expenditures, including those relating to compensation;

•	the amount and timing of investments and dispositions;

•	levels of indebtedness;

•	tax matters;

•	levels of reserves; and

•	issuances of additional partnership securities.

In addition, borrowings by our partnership and our affiliates do not constitute a breach of any duty owed by our general partner to our limited partners. Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates on terms agreed to by our general partner in good faith. Under our partnership agreement, those borrowings conclusively will be deemed to be in good faith and not a breach of our partnership agreement or any duty of the general partner if: (1) they are approved by the conflicts committee of our general partner or by the vote of a majority of the voting power of our voting units, excluding any voting units held by our general partner or any of its affiliates, in accordance with the terms of the partnership agreement or (2) they are otherwise approved by our general partner in good faith as determined under the partnership agreement account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to us).

We reimburse our general partner and its affiliates for expenses.

We reimburse our general partner and its affiliates for all costs incurred in managing and operating us, and our partnership agreement provides that our general partner will determine the expenses that are allocable to us.

Our general partner has historically limited, and intends to continue to limit, its liability regarding our obligations.

Our general partner has historically limited, and intends to continue to limit, its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner, its assets or its owners. Our partnership agreement provides that any action taken by our general partner to limit its liability or our liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability. The limitation on our general partner’s liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Our limited partners have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates on the other, will not grant to our limited partners, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Our partnership agreement allows our general partner to determine in its sole discretion any amounts to reimburse itself or its affiliates for any costs or expenses incurred in connection with our activities. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither the partnership agreement nor any of the other agreements, contracts and arrangements between us on the one hand, and our general partner and its affiliates on the other, are or will be the result of arm’s-length negotiations. Our general partner will determine the terms of any of these transactions entered into on terms that it agrees to in good faith as determined under our partnership agreement. Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner and its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There will not be any obligation of our general partner and its affiliates to enter into any contracts of this kind.

Limited partner interests are subject to our general partner’s limited call right.

Our general partner may exercise its right to call and purchase limited partner interests as provided in our partnership agreement or assign this right to one of its affiliates or to us. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a limited partner may have its interests purchased from such limited partner at an undesirable time or price. See “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Limited Call Right.”

We may choose not to retain separate counsel for ourselves or for our limited partners.

Attorneys, independent accountants and others who will perform services for us are selected by our general partner or the conflicts committee, and may perform services for our general partner and its affiliates. We are not required to retain separate counsel for ourselves or our limited partners in the event of a conflict of interest between our general partner and its affiliates on the one hand, and us or our limited partners on the other.

Our general partner’s affiliates may compete with us.

The partnership agreement provides that our general partner is restricted from engaging in any business activities other than activities incidental to its ownership of interests in us. The partnership agreement does not prohibit affiliates of the general partner, including its owners, from engaging in other business or activities, including those that might compete directly with us.

Certain of our subsidiaries have obligations to investors in our investment funds and may have obligations to other third parties that may conflict with your interests.

Our subsidiaries that serve as the general partners of our investment funds have certain duties and obligations to those funds and their investors and some of our subsidiaries may have contractual duties to other third parties. As a result, we expect to regularly take actions with respect to the allocation of investments among our investment funds (including funds that have different fee structures), the purchase or sale of investments in our investment funds, the structuring of investment transactions for those funds, the advice we provide or otherwise in a manner consistent with such duties and obligations. In addition, directors and officers of our general partner, our senior Carlyle professionals, operating executives and other professionals have made personal investments in and alongside a variety of our investment funds, which may result in conflicts of interest among investors in our funds or our limited partners regarding investment decisions for these funds. Some of these actions might at the same time adversely affect our near-term results of operations or cash flow.

U.S. federal income tax considerations of our partners may conflict with your interests.

Because our partners hold their Carlyle Holdings partnership units directly or through entities that are not subject to corporate income taxation and The Carlyle Group L.P. holds Carlyle Holdings partnership units through wholly-owned subsidiaries, at least one of which is subject to taxation as a corporation in the United States, conflicts may arise between our partners and The Carlyle Group L.P. relating to the selection and structuring of investments or other matters. Our limited partners will be deemed to expressly acknowledge that our general partner is under no obligation to consider the separate interests of our limited partners (including among other things the tax consequences to limited partners) in deciding whether to cause us to take (or decline to take) any actions.

Fiduciary Duties

Duties owed to the limited partners and the partnership by our general partner are prescribed by law and our partnership agreement. The Delaware Revised Uniform Limited Partnership Act (the “Delaware Limited Partnership Act”) provides that Delaware limited partnerships may in their partnership agreements expand, restrict or eliminate the duties (including fiduciary duties) otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains provisions that eliminate the fiduciary duties that otherwise would be owed by our general partner to our limited partners and the partnership at law or in equity. Accordingly, our general partner is only subject to the contractual duties set forth in our partnership agreement and to the implied contractual covenant of good faith and fair dealing. We have adopted these modifications to allow our general partner and its affiliates to engage in transactions with us that might otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests and the interests of our limited partners when resolving conflicts of interest. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. These modifications are detrimental to our limited partners because they restrict the remedies available to limited partners for actions that without those limitations might constitute breaches of duty (including a fiduciary duty), as described below, and they permit our general partner to take into account its own interests and the interests of third parties in addition to our interests and the interests of our limited partners when resolving conflicts of interest.

The following is a summary of the duties owed by our general partner to the limited partners under our partnership agreement as compared to the default fiduciary duty standards that otherwise would be owed by our general partner to the limited partners at law or in equity:

State Law Fiduciary Duty Standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. In the absence of a provision in a partnership agreement providing otherwise, the duty of care would generally require a general partner to inform itself prior to making a business decision of all material information reasonably available to it. In the absence of a provision in a partnership agreement providing otherwise, the duty of loyalty would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction that is not fair to and in the best interests of the partnership where a conflict of interest is present.

Partnership Agreement Modified Standards	General. Our partnership agreement contains provisions that waive duties of or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner, in its capacity as our general partner, is permitted to or required to make a decision in its “sole discretion” or “pursuant to any provision of our partnership agreement not subject to an express standard of “good faith” then our general partner will not be subject to any fiduciary duty and will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any factors affecting us or any limited partners, including common and preferred unitholders, and will not be subject to any different standards imposed by the partnership agreement or otherwise existing of law, in equity or otherwise. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or our limited partners whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable to us, our limited partners, including our common and preferred unitholders, or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that our general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special Provisions Regarding Affiliated Transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by a vote of holders of voting units (excluding voting units owned by the general partner and its affiliates) and that are not approved by the conflicts committee of the board of directors of our general partner will conclusively be deemed approved by the partnership and all partners, and will not constitute a breach of our partnership agreement or of any duty (including any fiduciary duty) existing at law, in equity or otherwise, unless our general partner subjectively believes that the resolution or course of action in respect of such conflict of interest is opposed to the best interests of the partnership.

In any proceeding brought by or on behalf of any limited partner, including our common or preferred unitholders, or our partnership or any other person bound by our partnership agreement, the person bringing or prosecuting such proceeding will have the burden of proving that the general partner subjectively believed that such resolution or course of action was opposed to the best interests of the partnership. These standards reduce the obligations to which our general partner would otherwise be held.

Rights and Remedies of Limited Partners Restricted by Modified Standards	The Delaware Limited Partnership Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third-party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

By holding our units, each limited partner automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Limited Partnership Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign our partnership agreement does not render our partnership agreement unenforceable against that person.

We have agreed to indemnify our general partner, any departing general partner, any person who is or was a tax matters partner, partnership representative, officer or director of our general partner or any departing general partner, any officer or directors of our general partner or any departing general partner who is or was serving at the request of our general partner as an officer, director, employee, member, partner, tax matters partner, partnership representative, agent, fiduciary or trustee of another person, any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner, or any person designated by our general partner in its sole discretion, against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts incurred by our general partner or these other persons on an after tax basis. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Thus, our general partner could be indemnified for its negligent acts if it met the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and therefore unenforceable. See “Material Provisions of The Carlyle Group L.P. Partnership Agreement—Indemnification.”

DESCRIPTION OF UNITS

Common Units

Our common units represent limited partner interests in The Carlyle Group L.P. The holders of our common units are entitled to participate in our distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of our common units in and to our distributions, see “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our Annual Report, which is incorporated by reference in this prospectus. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of The Carlyle Group L.P. Partnership Agreement.”

Unless our general partner determines otherwise, we will issue all our common units in uncertificated form.

Listing

Our common units are listed on the Nasdaq under the symbol “CG.”

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the registrar and transfer agent for our common units. You may contact the registrar and transfer agent at 6201 15th Avenue, Brooklyn, NY 11219.

Preferred Units

The following is a summary of some of the terms of the preferred units of The Carlyle Group L.P. We will provide specific terms of any offering of preferred units in a prospectus supplement.

Authorized Preferred Units

We are authorized to issue, for the consideration and on the terms and conditions established by our general partner in its sole discretion and without the approval of any limited partners, an unlimited number of preferred units.

Our general partner may, without further action by the holders of our common units or any outstanding class of preferred units (in each case unless required by the rules of any applicable stock exchange), cause us to issue from time to time one or more other classes or series of our units, including one or more classes of preferred units. Our general partner may determine, in its sole discretion, the terms, designations, preferences, rights, powers and duties of any such future preferred units, including:

•	the ranking of such preferred units relative to our other units;

•	the right to share in allocations of partnership income and loss;

•	the right to share in partnership distributions;

•	the rights upon our dissolution and liquidation;

•	whether, and the terms and conditions upon which, such preferred units are redeemable;

•	whether, and the terms and conditions upon which, such preferred units may be converted or exchanged;

•	the terms and conditions upon which such preferred unit will be issued; and

•	the right, if any, of the holder of each such preferred unit to vote on matters as a limited partner of the partnership, including matters relating to the relative designations, preferences, rights, powers and duties of such preferred units.

Transfer of Units

By acceptance of the transfer of our common or preferred units in accordance with our partnership agreement, each transferee of our common or preferred units will be admitted as a common or preferred unitholder with respect to the common or preferred units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of our common or preferred units:

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement;

•	will become bound by the terms of, and will be deemed to have agreed to be bound by, our partnership agreement;

•	gives the consents, approvals, acknowledgements and waivers set forth in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation.

A transferee will become a substituted limited partner of our partnership for the transferred common or preferred units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

Common and preferred units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common or preferred units.

Until a common or preferred unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the common or preferred unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations. A beneficial holder’s rights are limited solely to those that it has against the record holder as a result of any agreement between the beneficial owner and the record holder.

MATERIAL PROVISIONS OF THE CARLYLE GROUP L.P.

PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. The Amended and Restated Agreement of Limited Partnership of The Carlyle Group L.P. is filed as an exhibit to the registration statement of which this prospectus forms a part, and is referred to in this prospectus as our partnership agreement. The following summary is qualified in its entirety by reference thereto.

General Partner

Our general partner, Carlyle Group Management L.L.C., manages all of our operations and activities. Our general partner is authorized in general to perform all acts that it determines to be necessary or appropriate to carry out our purposes and to conduct our business. Our partnership agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our general partner and limit remedies available to limited partners for actions that might otherwise constitute a breach of duty. See “Conflicts of Interest and Fiduciary Responsibilities.” Carlyle Group Management L.L.C. is wholly-owned by our senior Carlyle professionals. Our limited partners have only limited voting rights on matters affecting our business and therefore have limited ability to influence management’s decisions regarding our business. The voting rights of our limited partners are limited as set forth in our partnership agreement and in the Delaware Limited Partnership Act. For example, our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner as set forth under “—Amendment of the Partnership Agreement—No Limited Partner Approval.”

Organization

We were formed on July 18, 2011 and will continue until cancellation of our certificate of limited partnership as provided in the Delaware Limited Partnership Act.

Purpose

Under our partnership agreement we are be permitted to engage, directly or indirectly, in any business activity that is approved by our general partner in its sole discretion and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Limited Partnership Act.

Power of Attorney

Each limited partner, and each person who acquires a limited partner interest in accordance with our partnership agreement, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement and certificate of limited partnership, in each case in accordance with our partnership agreement.

Capital Contributions

Our limited partners are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Partnership Act and that he, she or it otherwise acts in conformity with the provisions of our partnership agreement, his, her or its liability under the Delaware Limited Partnership Act will be limited, subject to possible exceptions, to the amount of capital he, she or it is obligated to contribute to us for his, her or its units, plus his, her or its share of any undistributed profits and assets, plus his, her or its obligation to make other payments that is provided for in our partnership agreement. If it were determined however that the right, or exercise of the right, by the limited partners as a group:

•	to elect the directors of our general partner in limited circumstances,

•	to approve some amendments to our partnership agreement, or

•	to take other action under our partnership agreement,

constituted “participation in the control” of our business for the purposes of the Delaware Limited Partnership Act, then our limited partners could be held personally liable for our obligations under the laws of Delaware to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Limited Partnership Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law. The limitation on our general partner’s liability does not constitute a waiver of compliance with U.S. federal securities laws that would be void under Section 14 of the Securities Act.

Under the Delaware Limited Partnership Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Limited Partnership Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Limited Partnership Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Limited Partnership Act will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Limited Partnership Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Moreover, if it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to elect the directors of our general partner, to approve some amendments to our partnership agreement or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We intend to operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities and options, rights, warrants and appreciation rights relating to partnership securities for the consideration and on the terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

In accordance with the Delaware Limited Partnership Act and the provisions of our partnership agreement, we may also issue additional partnership interests that have designations, preferences, rights, powers and duties that are different from, and may be senior to, those applicable to the common units.

Distributions

Distributions will be made to the holders of common units pro rata according to their respective percentage ownership of our common units. See “Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Cash Distribution Policy” in our Annual Report, which is incorporated by reference in this prospectus.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. To adopt a proposed amendment, other than the amendments that require the approval of each limited partner affected or that do not require limited partner approval, each as discussed below, our general partner must seek approval of the holders of a majority of our outstanding voting units, unless a greater or lesser percentage is required under our partnership agreement, in order to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. See “—Meetings; Voting.”

Prohibited Amendments

No amendment may be made that would:

(1) enlarge the obligations of any limited partner without its consent, unless such enlargement may be deemed to have occurred as a result of any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests that has been approved by the holders of not less than a majority of the outstanding partnership interests of the class affected; or

(2) enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which may be given or withheld in its sole discretion.

No Limited Partner Approval

Our general partner may generally make amendments to our partnership agreement or certificate of limited partnership without the approval of any limited partner to reflect:

(1) a change in the name of the partnership, the location of the partnership’s principal place of business, the partnership’s registered agent or its registered office;

(2) the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

(3) a change that our general partner determines in its sole discretion is necessary or appropriate for the partnership to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or other jurisdiction or to ensure that the partnership will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

(4) a change that our general partner determines in its sole discretion to be necessary or appropriate to address certain changes in U.S. federal, state or local income tax regulations, legislation or interpretation;

(5) an amendment that is necessary, in the opinion of our counsel, to prevent the partnership or our general partner or its directors, officers, employees, agents or trustees, from having a material risk of being in any manner subjected to registration under the provisions of the 1940 Act, the Advisers Act or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

(6) an amendment that our general partner determines in its sole discretion to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of partnership securities or options, rights, warrants or appreciation rights relating to partnership securities;

(7) any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

(8) an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our partnership agreement;

(9) any amendment that in the sole discretion of our general partner is necessary or appropriate to reflect and account for the formation by the partnership of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity;

(10) a change in our fiscal year or taxable year and related changes;

(11) a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of the merger, conversion or conveyance or those arising out of its incorporation or formation;

(12) an amendment effected, necessitated or contemplated by an amendment to any partnership agreement of the Carlyle Holdings partnerships that requires limited partners of any Carlyle Holdings partnership to provide a statement, certification or other proof of evidence to the Carlyle Holdings partnerships regarding whether such limited partner is subject to U.S. federal income taxation on the income generated by the Carlyle Holdings partnerships;

(13) any amendment to the forum selection provisions of the partnership agreement that the general partner determines in good faith;

(14) any amendment that the general partner determines to be necessary or appropriate to cure any ambiguity, omission, mistake, defect or inconsistency; or

(15) any other amendments substantially similar to any of the matters described in (1) through (14) above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if those amendments, in the discretion of our general partner:

(1) do not adversely affect our limited partners considered as a whole (or adversely affect any particular class of partnership interests as compared to another class of partnership interests, except under clause (6) above) in any material respect; provided, however, for purposes of determining whether an amendment satisfies the requirements in this clause (1), our general partner may disregard any adverse effect on any class or classes of partnership interests that have approved such amendment by the holders of not less than a majority of the outstanding partnership interests of the class so affected;

(2) are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal, state, local or non-U.S. agency or judicial authority or contained in any federal, state, local or non-U.S. statute (including the Delaware Limited Partnership Act);

(3) are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

(4) are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

(5) are required to effect the intent expressed in the registration statement of which this prospectus forms a part or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Limited Partner Approval

Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners if one of the amendments described above under “—No Limited Partner Approval” should occur. No other amendments to our partnership agreement (other than an amendment pursuant to a merger, sale or other disposition of assets effected in accordance with the provisions described under “—Merger, Sale or Other Disposition of Assets” or an amendment described in the following paragraphs) will become effective without the approval of holders of at least 90% of the outstanding voting units, unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability of any of our limited partners under the Delaware Limited Partnership Act.

Except for amendments that may be adopted solely by our general partner or pursuant to a merger, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests will also require the approval of the holders of not less than a majority of the outstanding partnership interests of the class so affected. Unless our general partner determines otherwise in its sole discretion, only our voting units will be treated as a separate class of partnership interest for this purpose.

In addition, any amendment that reduces the voting percentage required to take any action under our partnership agreement must be approved by the written consent or the affirmative vote of limited partners whose aggregate outstanding voting units constitute not less than the voting or consent requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

Our partnership agreement provides that our general partner in its sole discretion may not, without the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to, among other things, sell or exchange all or substantially all of our assets in a single transaction or a series of related transactions, or approve the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries; provided, however our general partner in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in any or all of our assets (including for the benefit of persons other than us or our subsidiaries), including, in each case, pursuant to any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without the approval of the limited partners.

Our general partner may, with the approval of the holders of at least a majority of the voting power of the outstanding voting units, cause us to merge or consolidate or otherwise combine with one or more other persons. In addition, if conditions specified in our partnership agreement are satisfied, our general partner may, without limited partner approval, convert or merge us into, or convey some or all of our assets to, a newly formed limited liability entity if (i) the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity, (ii) our general partner receives an opinion of counsel that the merger or conveyance will not result in the loss of limited liability of any limited partner, and (iii) the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as are contained in the partnership agreement. Additionally, our general partner may, without limited partner approval, cause our subsidiaries to merge or consolidate or otherwise combine with one or more other persons. The limited partners are not entitled to dissenters’ rights of appraisal under our partnership agreement or the Delaware Limited Partnership Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Election to be Treated as a Corporation

If our general partner, in its sole discretion, determines that it is no longer in our interests to continue as a partnership for U.S. federal income tax purposes, our general partner may elect to treat our partnership (or any of our subsidiaries) as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes or may effect such change by merger or conversion or otherwise under applicable law.

Dissolution

We will dissolve upon:

(1) the election of our general partner to dissolve our partnership, if approved by the holders of a majority of the voting power of the partnership’s outstanding voting units;

(2) there being no limited partners, unless our partnership is continued without dissolution in accordance with the Delaware Limited Partnership Act;

(3) the entry of a decree of judicial dissolution of our partnership pursuant to the Delaware Limited Partnership Act; or

(4) the withdrawal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer by our general partner of all of its general partner interests pursuant to our partnership agreement unless a successor general partner is appointed in accordance with our partnership agreement.

Upon a dissolution under clause (4), the holders of a majority of the voting power of our outstanding voting units may also elect, within specific time limitations, to continue the partnership’s business without dissolution on the same terms and conditions described in the partnership agreement by appointing as a successor general partner an individual or entity approved by the holders of a majority of the voting power of the outstanding voting units, subject to the partnership’s receipt of an opinion of counsel to the effect that: (1) the action would not result in the loss of limited liability of any limited partner; and (2) neither we nor any of our subsidiaries (excluding those formed or existing as corporations) would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, our general partner shall act, or select in its sole discretion one or more persons to act, as liquidator. Unless we are continued as a limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in our partnership agreement and by law, and thereafter, to the partners according to the percentages of their respective partnership interests as of a record date selected by the liquidator. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as the general partner on or prior to December 31, 2021 without obtaining the approval of the holders of at least a majority of the voting power of the outstanding voting units, excluding voting units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding tax and limited liability matters. After December 31, 2021, our general partner may withdraw as general partner without first obtaining approval of any limited partner by giving 90 days’ advance notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the foregoing, our general partner may withdraw at any time without limited partner approval upon 90 days’ advance notice to the limited partners if at least 50% of the outstanding units are beneficially owned, owned of record or otherwise controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the withdrawal of our general partner under any circumstances, the holders of a majority of the voting power of the partnership’s outstanding voting units may elect a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, the partnership will be dissolved, wound up and liquidated, unless within specific time limitations after that withdrawal, the holders of a majority of the voting power of the partnership’s outstanding voting units agree in writing to continue our business and to appoint a successor general partner. See “—Dissolution” above.

Our limited partners have no right to remove or expel, with or without cause, our general partner.

In circumstances where a general partner withdraws and a successor general partner is elected in accordance with our partnership agreement, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner for a cash payment equal to its fair value. This fair value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached within 30 days of the effective date of the general partner’s departure, an independent investment banking firm or other independent expert, which, in turn, may rely on other experts, selected by the departing general partner and the successor general partner will determine the fair value. If the departing general partner and the successor general partner cannot agree upon an expert within 45 days of the effective date of the general partner’s departure, then an expert chosen by agreement of the independent investment banking firms or independent experts selected by each of them will determine the fair value.

If the option described above is not exercised by the departing general partner, the departing general partner’s general partner interest will automatically convert into common units pursuant to a valuation of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we are required to reimburse the departing general partner for all amounts due the departing general partner, including without limitation all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for the partnership’s benefit.

Transfer of General Partner Interests

Except for transfer by our general partner of all, but not less than all, of its general partner interests in the partnership to an affiliate of our general partner, or to another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all but not less than all, of its assets to another entity, our general partner may not transfer all or any part of its general partner interest in the partnership to another person prior to December 31, 2021 without the approval of the holders of at least a majority of the voting power of the partnership’s outstanding voting units, excluding voting units held by our general partner and its affiliates. On or after December 31, 2021, our general partner may transfer all or any part of its general partner interest without first obtaining approval of any limited partner. As a condition of this transfer, the transferee must assume the rights and duties of the general partner under our partnership agreement and agree to be bound by the provisions of our partnership agreement and furnish to us an opinion of counsel regarding limited liability matters. At any time, the members of our general partner may sell or transfer all or part of their limited liability company interests in our general partner without the approval of the limited partners.

Limited Call Right

If at any time:

(i) less than 10% of the total limited partner interests of any class then outstanding (other than special voting units), including our common units, are held by persons other than our general partner and its affiliates; or

(ii) the partnership is subjected to registration under the provisions of the 1940 Act, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, exercisable in its sole discretion, to purchase all, but not less than all, of the remaining limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The purchase price in the event of this purchase is the greater of:

(1) the current market price as of the date three days before the date the notice is mailed, and

(2) the highest cash price paid by our general partner or any of its affiliates acting in concert with us for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The U.S. tax consequences to a limited partner of the exercise of this call right are the same as a sale by that limited partner of his units in the market. See “Material U.S. Federal Tax Considerations—Consequences to U.S. Holders of Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of The Carlyle Group L.P. common units then outstanding, record holders of common units (other than any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) or of special voting units will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters as to which holders of limited partner interests have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of The Carlyle Group L.P. common units then outstanding, each record holder of a common unit of The Carlyle Group L.P. (other than any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) is entitled to a number of votes equal to the number of common units held of record as of the relevant record date.

In addition, TCG Carlyle Global Partners L.L.C., an entity wholly-owned by our senior Carlyle professionals, will hold a special voting unit that provides it with a number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the aggregate number of vested and unvested Carlyle Holdings partnership units held by any limited partner of Carlyle Holdings that does not itself hold a special voting unit. A special voting unit held by any holder other than TCG Carlyle Global Partners L.L.C. will provide that holder with a number of votes on any matter that may be submitted for a vote of our common unitholders that is equal to the number of vested and unvested Carlyle Holdings partnership units held by such holder. We refer to our common units (other than those held by any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder) and our special voting units as “voting units.” Our voting units will be treated as a single class on all such matters submitted for a vote of our common unitholders. If the ratio at which Carlyle Holdings partnership units are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the special voting units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Securities” above.

In the case of common units held by our general partner on behalf of non-citizen assignees, our general partner will distribute the votes on those common units in the same ratios as the votes of partners in respect of other limited partner interests are cast.

Our general partner does not anticipate that any meeting of common unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners may be taken either at a meeting of the limited partners or without a meeting, without a vote and without prior notice if consented to in writing or by electronic transmission by limited partners owning not less than the minimum percentage of the voting power of the outstanding limited partner interests that would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted. Meetings of the limited partners may be called by our general partner or by limited partners owning at least 50% or more of the voting power of the outstanding limited partner interests of the class or classes for which a meeting is proposed. Common unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding limited partner interests of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the limited partners requires approval by holders of a greater percentage of such limited partner interests, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of The Carlyle Group L.P. common units then outstanding, that person or group will lose voting rights on all of its common units and the common units owned by such person or group may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of limited partners, calculating required votes, determining the presence of a quorum or for other similar purposes.

Election of Directors of General Partner

On January 31 of each year (each a “Determination Date”), our general partner will determine whether the total voting power held by (i) holders of the special voting units in The Carlyle Group L.P. (including voting units held by our general partner and its affiliates) in their capacity as such, (ii) then-current or former Carlyle personnel (treating voting units deliverable to such persons pursuant to outstanding equity awards as being held by them), or (iii) any estate, trust, partnership or limited liability company or other similar entity of which any such person is a trustee, partner, member or similar party, respectively, constitutes at least 10% of the voting power of the outstanding voting units of The Carlyle Group L.P., which we refer to as the “Carlyle Partners Ownership Condition.”

The method of nomination, election and removal of the members of the board of directors of our general partner shall be determined accordingly as follows: (i) in any year in which our general partner has determined on the applicable Determination Date that the Carlyle Partners Ownership Condition has not been satisfied, the directors shall be elected at an annual meeting of our common unitholders; and (ii) in any year in which our general partner has determined on the applicable Determination Date that the Carlyle Partners Ownership Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its members in accordance with the limited liability company agreement of our general partner and not by our limited partners.

We will hold an annual meeting of our common unitholders for the election of directors in any year in which we do not satisfy the Carlyle Partners Ownership Condition on the applicable Determination Date. At any such annual meeting, the holders of outstanding voting units shall vote together as a single class for the election of directors to the board of directors of our general partner. Our limited partners shall elect by a plurality of the votes cast at such meeting persons to serve as directors who are nominated in accordance with our partnership agreement. If our general partner has provided at least thirty days advance notice of any meeting at which directors are to be elected, then the limited partners holding outstanding voting units that attend such meeting shall constitute a quorum, and if the our general partner has provided less than thirty days advance notice of any such meeting, then limited partners holding a majority of the voting power of our outstanding voting units shall constitute a quorum.

Prior to any annual meeting of our common unitholders for the election of directors held in the next succeeding year following a year in which an annual meeting of our common unitholders for the election of directors was not held (each such annual meeting an “Initial Annual Meeting”), the board of directors of our general partner shall be divided into three classes, Class I, Class II, and Class III, as determined by the then-existing board of directors in its sole discretion. Each Director shall serve for a three-year term; provided, however, that the directors designated to Class I shall serve for an initial term that expires on the applicable Initial Annual Meeting, the directors designated to Class II shall serve for an initial term that expires on the first annual meeting following the applicable Initial Annual Meeting, and the directors designated to Class III shall serve for an initial term that expires on the second annual meeting following the applicable Initial Annual Meeting. At each succeeding annual meeting of limited partners for the election of Directors following an Initial Annual Meeting, successors to the directors whose term expires at that annual meeting shall be elected for a three-year term. If in any year following an Initial Annual Meeting, our general partner determines on the applicable Determination Date that the Carlyle Partners Ownership Condition has been satisfied, the board of directors of our general partner will be appointed and removed by its members in accordance with the limited liability company agreement of our general partner and not by our limited partners.

Non-Voting Common Unitholders

Any person whom our general partner may from time to time with such person’s consent designate as a non-voting common unitholder, will have no voting rights whatsoever with respect to their common units, including any voting rights that may otherwise exist under our partnership agreement, under the Delaware Limited Partnership Act, at law, in equity or otherwise, provided that any amendment to the partnership agreement that would have a material adverse effect on the rights or preferences of our common units beneficially owned by non-voting common unitholders in relation to other common units must be approved by the holders of not less than a majority of the common units beneficially owned by the non-voting common unitholders. However, unaffiliated third party transferees of common units from a non-voting common unitholder will have the same voting rights with respect to such common units as other holders of common units.

Status as Limited Partner

By transfer of units in accordance with our partnership agreement, each transferee of units will be admitted as a limited partner with respect to the units transferred when such transfer and admission is reflected in our books and records. The units will be fully paid and non-assessable except as such non-assessability may be affected by section 17-607 as described under “—Limited Liability” above, pursuant to Section 17-804 of the Delaware Limited Partnership Act (which relates to the liability of a limited partner who receives a distribution of assets during the winding up of a limited partnership and who knew at the time of such distribution that it was in violation of this provision) or as set forth in the partnership agreement.

Non-Citizen Assignees; Redemption

If the partnership or any subsidiary is or becomes subject to federal, state or local laws or regulations that in the determination of our general partner in its sole discretion create a substantial risk of cancellation or forfeiture of any property in which the partnership or any subsidiary has an interest because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by that limited partner at their current market price. To avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his, her or its nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after receipt of a request for the information or our general partner determines, with the advice of counsel, after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his, her or its units and may not receive distributions in kind upon our liquidation but will be entitled to the cash equivalent thereof.

Indemnification

Under our partnership agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts on an after tax basis:

•	our general partner;

•	any departing general partner;

•	any person who is or was a tax matters partner, partnership representative, officer or director of our general partner or any departing general partner;

•	any officer or director of our general partner or any departing general partner who is or was serving at the request of our general partner or any departing general partner as an officer,

•	director, employee, member, partner, tax matters partner, partnership representative, agent, fiduciary or trustee of another person;

•	any person who controls a general partner or departing general partner;

•	any person who is named in the registration statement of which this prospectus forms a part as being or about to become a director of our general partner; or

•	any person designated by our general partner in its sole discretion.

We have agreed to provide this indemnification unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of the partnership’s assets. The general partner will not be personally liable for, or have any obligation to contribute or loan funds or assets to the partnership to enable the partnership to effectuate indemnification. The indemnification of the persons described above in the fourth bullet point shall be secondary to any indemnification such person is entitled from another person or the relevant Carlyle fund to the extent applicable. Our partnership agreement provides that each of our limited partners and any other person who acquires an equity interest in the partnership will waive, to the fullest extent permitted by law, any and all rights to seek punitive and certain other damages. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether the partnership would have the power to indemnify the person against liabilities under our partnership agreement.

Forum Selection

Our partnership agreement provides that the partnership, the general partner, each of the limited partners, each person in whose name any interest in the partnership is registered, each other person who acquires an interest in any equity interest in the partnership and each other person who is bound by the partnership agreement (collectively, the “Consenting Parties” and each a “Consenting Party”) (1) irrevocably agrees that, unless the general partner shall otherwise agree in writing, any claims, suits, actions or proceedings arising out of or relating in any way to the partnership agreement or any interest in the partnership (including, without limitation, any claims, suits or actions under or to interpret, apply or enforce (A) the provisions of the partnership agreement, including, without limitation, the validity, scope or enforceability of the forum selection provisions thereof, (B) the duties, obligations or liabilities of the partnership to the limited partners or the general partner, or of limited partners or the general partner to the partnership, or among the limited partners and the general partner, (C) the rights or powers of, or restrictions on, the partnership, the limited partners or the general partner, (D) any provision of the Delaware Limited Partnership Act or other similar applicable statutes, (E) any other instrument, document, agreement or certificate contemplated either by any provision of the Delaware Limited Partnership Act relating to the partnership or by our partnership agreement, or (F) the federal securities laws of the United States or the securities or antifraud laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder (regardless of whether such Disputes (x) sound in contract, tort, fraud or otherwise, (y) are based on common law, statutory, equitable, legal or other grounds, or (z) are derivative or direct claims)) (a “Dispute”), shall be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction; (2) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; (3) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (4) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; (5) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices under our partnership agreement, and agrees that such service shall constitute good and sufficient service of process and notice thereof; provided, that nothing in clause (5) hereof shall affect or limit any right to serve process in any other manner permitted by law; (6) irrevocably waives any and all right to trial by jury in any such claim, suit, action or proceeding; (7) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate; and (8) agrees that if a Dispute that would be subject to the forum selection provisions of the partnership agreement if brought against a Consenting Party is brought against an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates (other than Disputes brought by the employer or principal of any such employee, officer, director, agent or indemnitee) for alleged actions or omissions of such employee, officer, director, agent or indemnitee undertaken as an employee, officer, director, agent or indemnitee of such Consenting Party or its affiliates, such employee, officer, director, agent or indemnitee shall be entitled to invoke the forum selection provisions of the partnership agreement.

Books and Reports

Our general partner is required to keep appropriate books of the partnership’s business at our principal offices or any other place designated by our general partner. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and financial reporting purposes, our year ends on December 31.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each partner tax information (including a Schedule K-1), which describes on a U.S. dollar basis such partner’s share of our income, gain, loss and deduction for our preceding taxable year. Although we currently intend to distribute Schedule K-1s on or around 90 days after the end of our fiscal year, it may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that Schedule K-1s may be prepared for our partnership. Consequently, holders of units who are U.S. taxpayers should anticipate that they may need to file annually with the U.S. Internal Revenue Service (“IRS”) (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose for such demand and at his own expense, have furnished to him:

•	promptly after becoming available, a copy of our U.S. federal income tax returns (excluding for the avoidance of doubt, information that is specific to another partner);

•	a current list of the name and last known business, residence or mailing address of each record holder; and

•	copies of our partnership agreement, the certificate of limited partnership of the partnership, related amendments and powers of attorney under which they have been executed.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes is not in our partnership’s best interests, could damage our partnership or its business or which the partnership is required by law or by agreements with third parties to keep confidential. In addition, our partnership agreement provides for certain restrictions on the rights of a limited partner to receive information from us for the purpose of determining whether to pursue litigation or assist in pending litigation against us.

SELLING COMMON UNITHOLDERS

Information about selling common unitholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC which are incorporated into this prospectus by reference.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

This summary discusses the material U.S. federal income tax considerations related to the purchase, ownership and disposition of our common units and preferred units, which we refer to collectively as units, as of the date hereof. Any additional U.S. federal income tax consequences of the ownership and disposition of common units, preferred units or specific classes thereof will be addressed in an applicable prospectus supplement or free writing prospectus. For purposes of this discussion, references to “Carlyle,” “we,” “our,” and “us” mean only The Carlyle Group L.P. and not its subsidiaries, except as otherwise indicated. This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the “Internal Revenue Code,” on the regulations promulgated thereunder and on published administrative rulings and pronouncements of the IRS and judicial decisions, all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. This discussion is necessarily general and may not apply to all categories of investors, some of which, such as banks, or other financial institutions, real estate investment trusts, investors who are deemed to own 10% or more of our units, persons holding units as part of a hedging, integrated or conversion transaction or straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds, insurance companies, persons liable for the alternative minimum tax, dealers and other investors that do not own their units as capital assets, may be subject to special rules. Tax-exempt organizations and mutual funds are discussed separately below. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law. The actual tax consequences of the purchase and ownership of units will vary depending on your circumstances. This discussion, to the extent that it states matters of U.S. federal tax law or legal conclusions and subject to the qualifications herein, represents the opinion of Simpson Thacher & Bartlett LLP. Such opinion is based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations. If any such assumptions, representations or determinations change or are incorrect, it could adversely affect such opinion. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge the conclusions herein and a court may sustain such a challenge.

For purposes of this discussion, a “U.S. Holder” is a beneficial holder of a unit that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust which either (A) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (B) has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “non-U.S. Holder” is a holder (other than a partnership) that is not a U.S. Holder.

If a partnership holds units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your tax advisors. This discussion does not constitute tax advice and is not intended to be a substitute for tax planning.

Prospective holders of units should consult their own tax advisors concerning the U.S. federal, state and local income tax and estate tax consequences in their particular situations of the purchase, ownership and disposition of a unit, as well as any consequences under the laws of any other taxing jurisdiction.

Taxation of our Partnership and the Carlyle Holdings Partnerships

Subject to the discussion set forth in the next paragraph, an entity that is treated as a partnership for U.S. federal income tax purposes is not a taxable entity and incurs no U.S. federal income tax liability. Instead, each partner is required to take into account its allocable share of items of income, gain, loss and deduction of the partnership in computing its U.S. federal income tax liability, regardless of whether or not cash distributions are then made. Investors in our units will become limited partners of The Carlyle Group L.P. Distributions of cash by a partnership to a partner are generally not taxable unless the amount of cash distributed to a partner is in excess of the partner’s adjusted basis in its partnership interest.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership,” unless an exception applies. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. Our units are publicly traded. However, an exception to taxation as a corporation, referred to as the “Qualifying Income Exception,” exists if at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and the partnership is not required to register under the 1940 Act. Qualifying income includes certain interest income, dividends, real property rents, gains from the sale or other disposition of real property, and any gain from the sale or disposition of a capital asset or other property held for the production of income that otherwise constitutes qualifying income. Qualifying income does not generally include fees paid in respect of services.

We expect that allocations of carried interest from investments in stock and securities of corporations will typically consist of qualifying income because such allocations will generally consist of gain from the sale or disposition of a capital asset, interest and dividends. Income in respect of management, advisory and incentive fees as well as income allocations from our interest in investments in businesses conducted in non-corporate form (such as partnerships or LLCs) will typically not constitute qualifying income. We generally hold investments that generate non-qualifying income separately from our investments that generate qualifying income, which include allocations of carried interest from investments in stock and securities of corporations. We generally hold investments that earn non-qualifying fee income such as management fees, incentive fees and advisory fees, through entities classified as corporations for U.S. federal income tax purposes, including Carlyle Holdings I GP Inc. and Carlyle Holdings III GP L.P. Distributions received from such corporations will generally constitute qualifying income.

Our general partner has adopted a set of investment policies and procedures that govern the types of investments we can make (and income we can earn), including structuring certain investments through entities classified as corporations for U.S. federal income tax purposes, to ensure that we will meet the Qualifying Income Exception in each taxable year. It is the opinion of Simpson Thacher & Bartlett LLP that we will be treated as a partnership and not as a corporation for U.S. federal income tax purposes based on certain assumptions and factual statements and representations made by us, including statements and representations as to the manner in which we intend to manage our affairs, the composition of our income, and that our general partner will ensure that we comply with the investment policies and procedures put in place to ensure that we meet the Qualifying Income Exception in each taxable year. However, this opinion is based solely on current law and does not take into account any proposed or potential changes in law, which may be enacted with retroactive effect. Moreover, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, or if we are required to register under the 1940 Act, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed the stock to the holders of units in liquidation of their interests in us. This deemed contribution and liquidation should generally be tax-free to holders so long as we do not have liabilities in excess of the tax basis of our assets at that time. Thereafter, we would be treated as a corporation for U.S. federal income tax purposes.

If we were treated as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to holders of units, and we would be subject to U.S. corporate income tax on our net taxable income at regular corporate rates, thereby materially reducing the amount of cash available for distribution to holders of our units. Distributions made to holders of our units would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the units, or as taxable capital gain, after the holder’s basis is reduced to zero. In addition, in the case of non-U.S. Holders, income that we receive with respect to investments may be subject to a higher rate of U.S. withholding tax. Accordingly, treatment as a corporation could materially reduce a holder’s after-tax return and thus could result in a substantial reduction of the value of the units.

If at the end of any taxable year we fail to meet the Qualifying Income Exception, we may still qualify as a partnership if we are entitled to relief under the Internal Revenue Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to our partners) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. It also is not clear under the Internal Revenue Code whether this relief is available for our first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of our units (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the Carlyle Holdings partnerships will be treated as partnerships for U.S. federal income tax purposes.

Taxation of Carlyle Holdings I GP Inc.

Carlyle Holdings I GP Inc. is taxable as a corporation for U.S. federal income tax purposes and therefore, as the holder of Carlyle Holdings I GP Inc.’s common stock, we will not be taxed directly on earnings of entities we hold through Carlyle Holdings I GP Inc. Distributions of cash or other property that Carlyle Holdings I GP Inc. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Carlyle Holdings I GP Inc. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Carlyle Holdings I GP Inc.’s common stock, and thereafter will be treated as a capital gain. We hold certain of our entities that are expected to generate income that is not qualifying income for purposes of the Qualifying Income Exception through Carlyle Holdings I GP Inc., which is a corporation for U.S. federal income tax purposes, so that income in respect of such investments will be paid to us as distributions from Carlyle Holdings I GP Inc. that will constitute qualifying income.

Carlyle Holdings I GP Inc. will incur U.S. federal income taxes on its proportionate share of any net taxable income of Carlyle Holdings I L.P. In accordance with its partnership agreement, we will cause Carlyle Holdings I L.P. to distribute cash on a pro rata basis to holders of its units (that is, Carlyle Holdings I GP Inc. and the limited partners of Carlyle Holdings I L.P.) in an amount at least equal to the maximum tax liabilities arising from their ownership of such units, if any.

Taxation of Carlyle Holdings II GP L.L.C.

As a single member limited liability company that has not elected to be treated as a corporation for U.S. federal income tax purposes, Carlyle Holdings II GP L.L.C. will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of Carlyle Holdings II GP L.L.C. will be treated as our assets, liabilities and items of income, deduction and credit.

Carlyle Holdings II GP L.L.C. invests directly or indirectly in a variety of assets and otherwise engages in activities and derives income that is consistent with the Qualifying Income Exception discussed above.

Taxation of Carlyle Holdings III GP L.P.

Carlyle Holdings III GP L.P. is a wholly-owned société en commandite organized in Québec. Carlyle Holdings III GP L.P. is taxable as a foreign corporation for U.S. federal income tax purposes. Distributions of cash or other property that Carlyle Holdings III GP L.P. pays to us will constitute dividends for U.S. federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. federal income tax principles). If the amount of a distribution by Carlyle Holdings III GP L.P. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in Carlyle Holdings III GP L.P.’s common stock, and thereafter will be treated as a capital gain. Income realized by Carlyle Holdings III GP L.P. will not be subject to U.S. federal income tax to the extent it has a foreign source and is not treated as ECI. Carlyle Holdings III GP L.P. is expected to be operated so as not to produce ECI. Its assets, liabilities and items of income, deduction and credit will not be treated as our assets, liabilities and items of income, deduction and credit. We expect to hold certain of our entities that are expected to generate income that is not qualifying income for purposes of the Qualifying Income Exception through Carlyle Holdings III GP L.P., which is a corporation for U.S. federal income tax purposes, so that income in respect of such entities will be paid to us as distributions from Carlyle Holdings III GP L.P. that will constitute qualifying income.

Personal Holding Companies

Carlyle Holdings I GP Inc. could be subject to additional U.S. federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. federal income tax purposes. Subject to certain exceptions, a U.S. corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of units in Carlyle Holdings I GP Inc. Consequently, Carlyle Holdings I GP Inc. could be or become a PHC, depending on whether it fails the PHC gross income test. If, as a factual matter, the income of Carlyle Holdings I GP Inc. fails the PHC gross income test, it will be a PHC. Certain aspects of the gross income test cannot be predicted with certainty. Thus, no assurance can be given that Carlyle Holdings I GP Inc. is not or will not in the future become a PHC.

If Carlyle Holdings I GP Inc. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments. If Carlyle Holdings I GP Inc. were to become a PHC and had significant amounts of undistributed PHC income, the amount of PHC tax could be material; in that event, distribution of such income would generally reduce the PHC income subject to tax.

Certain State, Local and Non-U.S. Tax Matters

We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property or reside. For example, we and our subsidiaries may be subject to New York City and/or District of Columbia unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our unitholders may not conform to the U.S. federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to unitholders as a credit against their U.S. federal income tax liability.

Consequences to U.S. Holders of Units

The following is a summary of the material U.S. federal income tax consequences that will apply to you if you are a U.S. Holder of units.

For U.S. federal income tax purposes, your allocable share of our recognized items of income, gain, loss, deduction or credit, and our allocable share of those items of Carlyle Holdings, will be determined by the limited partnership agreements for our partnership and Carlyle Holdings if such allocations have “substantial economic effect” or are determined to be in accordance with your interest in our partnership. We believe that for U.S. federal income tax purposes, such allocations will be given effect as being in accordance with your interest in The Carlyle Group L.P., and our general partner intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to the limited partnership agreements, the resulting allocations for U.S. federal income tax purposes might be less favorable than the allocations set forth in the limited partnership agreements.

With respect to U.S. Holders who are individuals, certain dividends paid by a corporation, including certain qualified foreign corporations, to us may be subject to reduced rates of taxation. A qualified foreign corporation includes a foreign corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a foreign corporation is treated as a qualified corporation on shares that are readily tradable on an established securities market in the United States. We do not expect that Carlyle Holdings III GP L.P. will be a qualified foreign corporation for purposes of the reduced rates of taxation on dividends. Among other exceptions, a U.S. Holder who is an individual will not be eligible for reduced rates of taxation on any dividend if the payer is a PFIC (as defined below) in the taxable year in which such dividend is paid or in the preceding taxable year or on any income required to be reported by the U.S. Holder as a result of a QEF election (as defined below) that is attributable to a dividend received by an entity that is a PFIC and in which the fund holds a direct or indirect interest. Prospective investors should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. In addition, special provisions of the Internal Revenue Code may be applicable to certain of our investments, and may affect the timing of our income, requiring us (and, consequently, you) to recognize taxable income before we (or you) receive cash attributable to such income. Accordingly, it is possible that your U.S. federal income tax liability with respect to your allocable share of our income for a particular taxable year could exceed any cash distribution you receive for the year, thus giving rise to an out-of-pocket tax liability for you.

U.S. Holders that are individuals, estates or trusts are subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in our units will be included in a U.S. Holder’s “net investment income” subject to this Medicare tax.

Basis

You will have an initial tax basis for your unit equal to the amount you paid for the unit plus your share under the partnership tax rules of our liabilities, if any. That basis will be increased by your share of our income and by increases in your share of our liabilities, if any. That basis will be decreased, but not below zero, by distributions from us, by your share of our losses and by any decrease in your share of our liabilities. Holders who purchase units in separate transactions must combine the basis of those units and maintain a single adjusted tax basis for all those units. Upon a sale or other disposition of less than all of the units, a portion of that tax basis must be allocated to the units sold.

Limits on Deductions for Losses and Expenses

Your deduction of your share of our losses will be limited to your tax basis in your units and, if you are an individual or a corporate holder that is subject to the “at risk” rules, to the amount for which you are considered to be “at risk” with respect to our activities, if that is less than your tax basis. In general, you will be at risk to the extent of your tax basis in your units, reduced by (1) the portion of that basis attributable to your share of our liabilities for which you will not be personally liable and (2) any amount of money you borrow to acquire or hold your units, if the lender of those borrowed funds owns an interest in us, is related to you or can look only to the units for repayment. Your at risk amount generally will increase by your allocable share of our income and gain and decrease by cash distributions to you and your allocable share of losses and deductions. You must recapture losses deducted in previous years to the extent that distributions cause your at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that your tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

We do not expect to generate income or losses from “passive activities” for purposes of Section 469 of the Internal Revenue Code. Accordingly, income allocated to you by us may not be offset by your Section 469 passive losses and losses allocated to you generally may not be used to offset your Section 469 passive income. In addition, other provisions of the Internal Revenue Code may limit or disallow any deduction for losses by you or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Internal Revenue Code. You should consult with your tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Internal Revenue Code.

Limitations on Deductibility of Organizational Expenses and Syndication Fees

In general, neither we nor any U.S. Holder may deduct organizational or syndication expenses. An election may be made by our partnership to amortize organizational expenses over a 15-year period. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions

Your share of our interest expense is likely to be treated as “investment interest” expense. If you are a non-corporate U.S. Holder, the deductibility of “investment interest” expense is generally limited to the amount of your “net investment income.” Your share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if you elect to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for your share of our interest expense.

The computation of your investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless the U.S. holder elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates

Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. The operating expenses of Carlyle Holdings, including the management fee and management fees paid with respect to private funds advised by Carlyle to the extent these private funds are treated as partnerships for U.S. federal income tax purposes, may be treated as miscellaneous itemized deductions subject to the foregoing rule. Alternatively, it is possible that we will be required to capitalize the management fees. Accordingly, if you are a non-corporate U.S. Holder, you should consult your tax advisors with respect to the application of these limitations.

Treatment of Distributions

Distributions of cash by us will not be taxable to you to the extent of your adjusted tax basis (described above) in your units. Any cash distributions in excess of your adjusted tax basis will be considered to be gain from the sale or exchange of units (described below). Under current laws, such gain would be treated as capital gain and would be long-term capital gain if your holding period for your units exceeds one year, subject to certain exceptions (described below). A reduction in your allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. federal income tax purposes.

Sale or Exchange of Units

You will recognize gain or loss on a sale of units equal to the difference, if any, between the amount realized and your tax basis in the units sold. Your amount realized will be measured by the sum of the cash or the fair market value of other property received plus your share under the partnership tax rules of our liabilities, if any. Your adjusted tax basis will be adjusted for this purpose by your allocable share of our income or loss for the year of such sale or other disposition.

Gain or loss recognized by you on the sale or exchange of a unit generally will be taxable as capital gain or loss and will be long-term capital gain or loss if all of the units you hold were held for more than one year on the date of such sale or exchange. Assuming we have not made an election, referred to as a “QEF election,” to treat our interest in a passive foreign investment company, or “PFIC,” as a “qualified electing fund,” or “QEF,” gain attributable to such investment in a PFIC would be taxable as ordinary income and would be subject to an interest charge. See “—Passive Foreign Investment Companies.” In addition, certain gain attributable to our investment in a controlled foreign corporation, or “CFC,” may be characterized as ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.” The deductibility of capital losses is subject to limitations.

Holders who purchase units at different times and intend to sell all or a portion of the units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short-term capital gain or loss.

Foreign Tax Credit Limitations

You generally will be entitled to a foreign tax credit with respect to your allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on your particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, you may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Section 754 Election

We have not made and currently do not intend to make the election permitted by Section 754 of the Internal Revenue Code with respect to us or Carlyle Holdings II L.P. Carlyle Holdings I L.P. and Carlyle Holdings III L.P. have made such an election. The election is irrevocable without the consent of the IRS and generally requires the electing partnership to adjust the tax basis in its assets, or “inside basis,” attributable to a transferee of interests in the electing partnership under Section 743(b) of the Internal Revenue Code to reflect the purchase price of such interests paid by the transferee. As a result of Carlyle Holdings I L.P. and Carlyle Holdings III L.P. having made the Section 754 election, Carlyle Holdings I GP Inc. and Carlyle Holdings III GP L.P., respectively, are required to adjust the basis in their assets attributable to interests in Carlyle Holding I L.P. acquired by Carlyle Holdings I GP Inc. and interests in Carlyle Holdings III L.P. acquired by Carlyle Holdings III GP L.P. from the limited partners of Carlyle Holdings I L.P. and Carlyle Holdings III L.P. pursuant to the Exchange Agreement described under “Certain Relationships and Related Transactions, and Director Independence—Exchange Agreement” in our Annual Report. If, as intended, we do not make the Section 754 election with respect to us, no similar adjustment to basis in assets owned directly or indirectly by us attributable to units acquired by transferees would be made. Because we own our interests in Carlyle Holdings I L.P. indirectly through Carlyle Holdings I GP Inc., a corporation for U.S. federal income tax purposes, and our interests in Carlyle Holdings III L.P. indirectly though Carlyle Holdings III GP L.P., a corporation for U.S. federal income tax purposes, there is no adjustment to the inside basis for a transferee of units in respect of Carlyle Holdings I L.P. or Carlyle Holdings III L.P. regardless of whether a Section 754 election is made in respect of us or those partnerships.

If no Section 754 election is made by us and Carlyle Holdings II L.P., there will be no adjustment for the transferee of units, even if the purchase price of those units is higher than the units’ share of the aggregate tax basis of our assets or the assets of Carlyle Holdings II L.P. immediately prior to the transfer. In that case, on a sale of any such asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if we and Carlyle Holdings II L.P. had made a Section 754 election.

Even assuming no Section 754 election is made, if units are transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such units.

The calculations under Section 754 of the Internal Revenue Code are complex. We will make them on the basis of assumptions as to the value of our assets and other matters.

Uniformity of Units

Because we cannot match transferors and transferees of units, we have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of units and could have a negative impact on the value of our units or result in audits of and adjustments to our unitholders’ tax returns.

Foreign Currency Gain or Loss

Our functional currency is the U.S. dollar, and our income or loss is calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss. You should consult your tax advisor with respect to the tax treatment of foreign currency gain or loss.

Passive Foreign Investment Companies

You may be subject to special rules applicable to indirect investments in foreign corporations, including an investment in a PFIC. Carlyle Holdings I GP Inc. will be subject to rules similar to those described below with respect to any PFICs owned directly or indirectly by it.

A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” (as defined in Section 1297 of the Internal Revenue Code and the regulations promulgated thereunder) or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. Any gain on disposition of stock of a PFIC, as well as income realized on certain “excess distributions” by the PFIC, is treated as though realized ratably over the shorter of your holding period of units or our holding period for the PFIC. Such gain or income is taxable as ordinary income and, as discussed above, dividends paid by a PFIC to an individual will not be eligible for the reduced rates of taxation that are available for certain qualifying dividends. In addition, an interest charge would be imposed on you based on the tax deferred from prior years.

Although it may not always be possible, we expect to make a QEF election where possible with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF in the first year we hold shares in such entity. However, we expect that in many circumstances we may not have access to information necessary to make a QEF election because, for example, one of our investment funds may hold minority interests directly or indirectly in an entity over which we have no control. A QEF election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If we make a QEF election under the Internal Revenue Code with respect to our interest in a PFIC, in lieu of the foregoing treatment, we would be required to include in income each year a portion of the ordinary earnings and net capital gains of the QEF called “QEF Inclusions,” even if not distributed to us. Thus, holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. However, a holder may elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. However, net losses (if any) of a non-U.S. entity owned through Carlyle Holdings II GP L.L.C. that is treated as a PFIC will not pass through to us or to holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, holders may over time be taxed on amounts that as an economic matter exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a holder’s basis in our units, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for reduced rates of taxation applicable to “qualified dividend income” of individual U.S. Holders. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF Inclusions affect your allocable share of our income and your basis in your units.

Alternatively, in the case of a PFIC that is a publicly-traded foreign portfolio company, we may make an election to “mark to market” the stock of such foreign portfolio company on an annual basis. Pursuant to such an election, you would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. You may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years.

When making investment or other decisions, we will consider whether an investment will be a PFIC and the tax consequences related thereto. We may make certain investments, including for instance investments in specialized investment funds or investments in funds of funds through non-U.S. corporate subsidiaries of the Carlyle Holdings partnerships or through other non-U.S. corporations. Such entities may be a PFICs for U.S. federal income tax purposes. In addition, certain of our investments could be in PFICs. Thus, we can make no assurance that some of our investments will not be treated as held through a PFIC or as interests in PFICs or that such PFICs will be eligible for the “mark to market” election, or that as to any such PFICs we will be able to make QEF elections.

If we do not make a QEF election with respect to a PFIC, Section 1291 of the Internal Revenue Code will treat all gain on a disposition by us of shares of such entity, gain on the disposition of units by a holder at a time when we own shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the holder held its units or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.

Controlled Foreign Corporations

A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

When making investment or other decisions, we will consider whether an investment will be a CFC and the consequences related thereto. If we are a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each unitholder may be required to include in income its allocable share of the CFC’s “Subpart F” income reported by us. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents, fees for services provided to certain related persons and certain other generally passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of our shares of such non-U.S. entity, and a holder’s tax basis in our units, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the reduced rate of tax applicable to “qualified dividend income” for individual U.S. persons. See “—Consequences to U.S. Holders of Units.” Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to you from our disposition of stock in a CFC will be treated as ordinary income to the extent of your allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. However, net losses (if any) of a non-U.S. entity owned by us that is treated as a CFC will not pass through to you. Moreover, a portion of your gain from the sale or exchange of your units may be treated as ordinary income. Any portion of any gain from the sale or exchange of a unit that is attributable to a CFC may be treated as an “unrealized receivable” taxable as ordinary income. See “—Sale or Exchange of Units.”

If a non-U.S. entity held by us is classified as both a CFC and a PFIC during the time we are a U.S. Shareholder of such non-U.S. entity, a holder will be required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, and the consequences described under the subheading “Passive Foreign Investment Companies” above will not apply. If our ownership percentage in a non-U.S. entity changes such that we are not a U.S. Shareholder with respect to such non-U.S. entity, then unitholders may be subject to the PFIC rules. The interaction of these rules is complex, and prospective holders are urged to consult their tax advisors in this regard.

It is expected that Carlyle Holdings III GP L.P. will be a CFC subject to the above rules and as such, each unitholder that is a U.S. person will be required to include in income its allocable share of Carlyle Holdings III GP L.P.’s Subpart F income reported by us.

Investment Structure

To manage our affairs so as to meet the Qualifying Income Exception for the publicly traded partnership rules (discussed above) and comply with certain requirements in our Limited Partnership Agreement, we may need to structure certain investments through an entity classified as a corporation for U.S. federal income tax purposes. However, because our unitholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our unitholders to the same extent, and may even impose additional tax burdens on some of our unitholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or a PFIC. If the entity were a U.S. corporation, it would be subject to U.S. federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition would generally be subject to such tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxes in Other State, Local and Non-U.S. Jurisdictions

In addition to U.S. federal income tax consequences, you may be subject to potential U.S. state and local taxes because of an investment in us in the U.S. state or locality in which you are a resident for tax purposes or in which we have investments or activities. You may also be subject to tax return filing obligations and income, franchise or other taxes, including withholding taxes, in state, local or non-U.S. jurisdictions in which we invest, or in which entities in which we own interests conduct activities or derive income. Income or gains from investments held by us may be subject to withholding or other taxes in jurisdictions outside the United States, subject to the possibility of reduction under applicable income tax treaties. If you wish to claim the benefit of an applicable income tax treaty, you may be required to submit information to tax authorities in such jurisdictions. You should consult your own tax advisors regarding the U.S. state, local and non-U.S. tax consequences of an investment in us.

Transferor/Transferee Allocations

In general, our taxable income and losses will be determined and apportioned among investors using conventions we regard as consistent with applicable law. As a result, if you transfer your units, you may be allocated income, gain, loss and deduction realized by us after the date of transfer. Similarly, a transferee may be allocated income, gain, loss and deduction realized by us prior to the date of the transferee’s acquisition of our units.

Although Section 706 of the Internal Revenue Code generally provides guidelines for allocations of items of partnership income and deductions between transferors and transferees of partnership interests, it is not clear that our allocation method complies with its requirements. If our convention were not permitted, the IRS might contend that our taxable income or losses must be reallocated among the investors. If such a contention were sustained, your respective tax liabilities would be adjusted to your possible detriment. Our general partner is authorized to revise our method of allocation between transferors and transferees (as well as among investors whose interests otherwise vary during a taxable period).

U.S. Federal Estate Taxes

If units are included in the gross estate of a U.S. citizen or resident for U.S. federal estate tax purposes, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual U.S. Holders should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with respect to our units.

U.S. Taxation of Tax-Exempt U.S. Holders of Units

A holder of units that is a tax-exempt entity for U.S. federal income tax purposes (including an individual retirement account or 401(k) plan participant) and therefore generally exempt from U.S. federal income taxation, may nevertheless be subject to tax on any unrelated business taxable income, or “UBTI,” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (that is, indebtedness incurred in acquiring or holding property).

While we do not expect to generate significant amounts of UBTI for tax-exempt U.S. Holders of our units as a result of direct investments in operating businesses, certain of our investments may be treated as debt-financed investments, which may give rise to debt-financed UBTI. Accordingly, no assurance can be given that we will not generate UBTI currently or in the future and, subject to the qualifying income rules described under “Material U.S. Federal Tax Considerations—Taxation of our Partnership and the Carlyle Holdings Partnerships,” we are under no obligation to minimize UBTI. Tax-exempt U.S. Holders of units should consult with their own tax advisors regarding all aspects of UBTI.

Investments by U.S. Mutual Funds

U.S. mutual funds that are treated as regulated investment companies, or “RICs,” for U.S. federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Internal Revenue Code to maintain their favorable U.S. federal income tax status. The treatment of an investment by a RIC in units for purposes of these tests will depend on whether we are treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the units themselves are the relevant assets for purposes of the 50% asset value test and the net income from the units is the relevant gross income for purposes of the 90% gross income test. RICs may not invest greater than 25% of their assets in one or more qualifying publicly traded partnerships. All income derived from a qualifying publicly traded partnership is considered qualifying income for purposes of the RIC 90% gross income test above. However, if we are not treated as a qualifying publicly traded partnership for purposes of the RIC rules, then the relevant assets for the RIC asset test will be the RIC’s allocable share of the underlying assets held by us and the relevant gross income for the RIC income test will be the RIC’s allocable share of the underlying gross income earned by us. Whether we will qualify as a “qualifying publicly traded partnership” depends on the exact nature of our future investments, but it is likely that we will not be treated as a “qualifying publicly traded partnership.” In addition, as discussed above under “—Consequences to U.S. Holders of Units,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in our units may recognize income for U.S. federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Internal Revenue Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in units.

Consequences to Non-U.S. Holders of Units

U.S. Income Tax Consequences

In light of our intended investment activities, we generally do not expect to be treated as engaged in a U.S. trade or business or to generate significant amounts of ECI for non-U.S. Holders of our units. However, there can be no assurance that we will not generate ECI currently or in the future and, subject to the qualifying income rules described under “Material U.S. Federal Tax Considerations—Taxation of our Partnership and the Carlyle Holdings Partnerships,” we are under no obligation to minimize ECI. Moreover there can be no assurance that the IRS will not successfully assert that we are engaged in a U.S. trade or business such that some portion of our income is properly treated as ECI. If a non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our units in such year, such non-U.S. Holder generally would be (1) subject to withholding by us on any actual distributions, (2) required to file a U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business, including certain income from U.S. sources not related to The Carlyle Group L.P. and (3) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of our ECI. Any amount so withheld would be creditable against such non-U.S. Holder’s U.S. federal income tax liability, and such non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such non-U.S. Holder’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. Holder on the sale or exchange of its units could be treated for U.S. federal income tax purposes as ECI, and hence such non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange of our units.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Internal Revenue Code, certain non-U.S. persons are subject to U.S. federal income tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). The FIRPTA tax applies if a non-U.S. person is a holder of an interest in a partnership that realizes gain in respect of an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property), for example, through one of our investment funds held by Carlyle Holdings II GP L.L.C. that could constitute investments in U.S. real property or USRPHCs. If we make such investments, subject to the discussion below regarding Qualified Foreign Pension Funds, each non-U.S. Holder will be subject to U.S. federal income tax under FIRPTA on such holder’s allocable share of any gain we realize on the disposition of a FIRPTA interest and will be subject to the tax return filing requirements regarding ECI discussed above. Certain foreign pension funds (“Qualified Foreign Pension Funds”) are exempt from FIRPTA on their disposition of U.S. real property interests held directly or indirectly through one or more partnerships. A Qualified Foreign Pension Fund is a corporation, trust or other arrangement which (1) is created or organized outside of the United States, (2) is established to provide retirement or pension benefits to current or former employees of one or more employers in consideration for services rendered, (3) does not have any single participant or beneficiary with a right to more than 5% of the fund’s assets or income, (4) is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates and (5) with respect to which, under the laws of the country in which it is established or operates, contributions to it are deductible or excludable from gross income or taxed at a reduced rate, or taxation of its investment income is deferred or taxed at a reduced rate.

Although each non-U.S. Holder is required to provide an IRS Form W-8, we may not be able to provide complete information related to the tax status of our investors to Carlyle Holdings for purposes of obtaining reduced rates of withholding on behalf of our investors. Accordingly, to the extent we receive dividends from a U.S. corporation through Carlyle Holdings and its investment vehicles, your allocable share of distributions of such dividend income will be subject to U.S. withholding tax at a 30% rate, unless relevant tax status information is provided. Distributions to you may also be subject to withholding to the extent they are attributable to the sale of a U.S. real property interest or if the distribution is otherwise considered fixed or determinable annual or periodic income under the Internal Revenue Code, provided that an exemption from or a reduced rate of such withholding may apply if certain tax status information is provided. If such information is not provided and you would not be subject to U.S. tax based on your tax status or are eligible for a reduced rate of U.S. withholding, you may need to take additional steps to receive a credit or refund of any excess withholding tax paid on your account, which may include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations, if you reside in a treaty jurisdiction which does not treat our partnership as a pass-through entity, you may not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on your account. You should consult your tax advisors regarding the treatment of U.S. withholding taxes.

Special rules may apply in the case of a non-U.S. Holder that (1) has an office or fixed place of business in the U.S., (2) is present in the U.S. for 183 days or more in a taxable year or (3) is a former citizen of the U.S., a foreign insurance company that is treated as holding a partnership interests in us in connection with their U.S. business, a PFIC or a corporation that accumulates earnings to avoid U.S. federal income tax. You should consult your tax advisors regarding the application of these special rules.

U.S. Federal Estate Tax Consequences

The U.S. federal estate tax treatment of our units with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If our units are includable in the U.S. gross estate of such person, then a U.S. federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. Holders who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. federal estate tax consequences with regard to our units.

Administrative Matters

Taxable Year

We currently use the calendar year as our taxable year for U.S. federal income tax purposes. Under certain circumstances which we currently believe are unlikely to apply, a taxable year other than the calendar year may be required for such purposes.

Tax Matters Partner and Partnership Representative

Our general partner acts as our “tax matters partner” currently and will act as our “partnership representative” for taxable years beginning after December 31, 2017. As the tax matters partner or partnership representative, as applicable, the general partner has the authority, subject to certain restrictions, to act on our behalf in connection with any administrative or judicial review of our items of income, gain, loss, deduction or credit. The tax matters partner and partnership representative generally will be indemnified against any and all expenses incurred on an after-tax basis. See “Fiduciary Duties” above.

Information Returns

We have agreed to furnish to you, as soon as reasonably practicable after the close of each calendar year, tax information (including Schedule K-1), which describes on a U.S. dollar basis your share of our income, gain, loss and deduction for our preceding taxable year. Although we currently intend to distribute Schedule K-1s on or around 90 days after the end of our fiscal year, it may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, unitholders who are U.S. taxpayers should anticipate that they may need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each partner will be required to report for all tax purposes consistently with the information provided by us for the taxable year. In preparing this information, we will use various accounting and reporting conventions, some of which have been mentioned in the previous discussion, to determine your share of income, gain, loss and deduction. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your income or loss.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to adjust a prior year’s tax liability and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns.

Tax Shelter Regulations

If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a unitholder who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, non-deductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Unitholders should consult their tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Constructive Termination

Subject to the electing large partnership rules described below, we will be considered to have been terminated for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period.

Our termination would result in the close of our taxable year for all holders of units. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year-end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Internal Revenue Code if applicable. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Elective Procedures for Large Partnerships

The Internal Revenue Code allows large partnerships to elect streamlined procedures for income tax reporting. This election would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the unitholders, and such Schedules K-1 would have to be provided to unitholders on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if within a 12-month period there is a sale or exchange of 50 percent or more of our total interests. It is possible we might make such an election, if eligible. If we make such election, IRS audit adjustments will flow through to holders of the units for the year in which the adjustments take effect, rather than the holders of units in the year to which the adjustment relates. In addition, we, rather than the holders of the units individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld

If we are required to withhold any U.S. tax on distributions made to any unitholder, we may pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the unitholder with respect to whom the payment was made and will reduce the amount of cash to which such unitholder would otherwise be entitled.

Withholding and Backup Withholding

For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Internal Revenue Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of units), we may over-withhold or under-withhold with respect to a particular holder of units. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. Holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. Holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all partners on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. Holder).

Under the backup withholding rules, you may be subject to backup withholding tax (at the rate of 28%) with respect to distributions paid unless: (1) you are a corporation or come within another exempt category and demonstrate this fact when required or (2) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A non-U.S. Holder may qualify as an exempt recipient by submitting a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund.

If you do not timely provide us (or the clearing agent or other intermediary, as appropriate) with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all investors. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all investors on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the holders that failed to timely provide the proper U.S. tax certifications).

FATCA

Under Sections 1471 through 1474 of the Internal Revenue Code (such Sections commonly referred to as “FATCA”), the relevant withholding agent may be required to withhold 30% of any interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States, or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States occurring after December 31, 2018, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either an exemption from FATCA or its compliance (or deemed compliance) with FATCA (which alternatively may be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding or (ii) a “non-financial foreign entity” (as specifically defined in the Internal Revenue Code) which does not provide sufficient documentation, typically on IRS form W-8BEN-E, evidencing either an exemption from FATCA or adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Non-U.S. and U.S. Holders are encouraged to consult their own tax advisors regarding the possible implications of FATCA on their investment in our units.

Nominee Reporting

Persons who hold an interest in our partnership as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

New Legislation or Administrative or Judicial Action

The U.S. federal income tax treatment of unitholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available.

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our unitholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in our units. See “Risk Factors—Risks Related to U.S. Taxation—Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis,” “Risk Factors—Risks Related to Our Company—In past years, the U.S. Congress has considered legislation that would have: (i) in some cases after a ten-year transition period, precluded us from qualifying as a partnership for U.S. federal income tax purposes or required us to hold carried interest through taxable subsidiary corporations; and (ii) taxed certain income and gains at increased rates. If any similar legislation were to be enacted and apply to us, the after tax income and gain related to our business, as well as our distributions to common unitholders and the market price of our common units, could be reduced,” “Risk Factors—Risks Related to Our Company—Proposed changes in U.S. and foreign taxation of businesses could adversely affect us,” and “Risk Factors—Risks Related to U.S. Taxation—Possible U.S. federal income tax reform could adversely affect us,” as described on the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus. In addition, statutory changes, revisions to regulations and other modifications and interpretations with respect to the tax laws of the states and other jurisdictions in which we operate could result in us or our unitholders having to pay additional taxes. Our organizational documents and agreements permit the board of directors to modify the amended and restated operating agreement from time to time, without the consent of the unitholders, in order to address certain changes in U.S. federal and state income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our unitholders.

Partnership Audits

Legislation was enacted in 2015 that significantly changed the rules for U.S. federal income tax audits of partnerships. Such audits will continue to be conducted at the partnership level, but with respect to tax returns for taxable years beginning after December 31, 2017, unless a partnership qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the partnership. Under the elective alternative procedure, a partnership would issue information returns to persons who were partners in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and the partnership would not be liable for the adjustments. If a partnership elects the alternative procedure for a given adjustment, the amount of taxes for which its partners would be liable would be increased by any applicable penalties and a special interest charge. There can be no assurance that we will be eligible to make such an election or that we will, in fact, make such an election for any given adjustment. If we do not or are not able to make such an election, then (1) our then-current unitholders, in the aggregate, could indirectly bear income tax liabilities in excess of the aggregate amount of taxes that would have been due had we elected the alternative procedure, and (2) a given unitholder may indirectly bear taxes attributable to income allocable to other unitholders or former unitholders, including taxes (as well as interest and penalties) with respect to periods prior to such holder’s ownership of units. Amounts available for distribution to our unitholders may be reduced as a result of our obligation to pay any taxes associated with an adjustment. Many issues and the overall effect of this legislation on us are uncertain and still evolving and we will continue to assess the impact of this legislation.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO CARLYLE AND ITS UNITHOLDERS ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE MEANING AND IMPACT OF TAX LAWS AND OF PROPOSED CHANGES WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE UNITHOLDER. PROSPECTIVE UNITHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN THE UNITS.

LEGAL MATTERS

The validity of the securities covered by this prospectus will be passed upon for us by Simpson Thacher & Bartlett LLP, Washington, D.C. An investment vehicle composed of certain partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns interests representing less than 1% of the capital commitments of certain investment funds advised by Carlyle.

EXPERTS

The consolidated financial statements of The Carlyle Group L.P. appearing in The Carlyle Group L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of The Carlyle Group L.P.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and The Carlyle Group L.P. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our units, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a website maintained by the SEC. The address of this site is http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and are required to file reports and other information with the SEC. You may inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also are able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC’s website. We intend to make available to our unitholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offerings of the securities by means of this prospectus are terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on February 16, 2017 (File No. 001-35538);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017 and June 30, 2017, filed on May 3, 2017 (File No. 001-35538) and August 2, 2017 (File No. 001-35538);

•	Current Reports on Form 8-K filed on July 6, 2017 (File No. 001-35538) and September 5, 2017 (File No. 001-35538);

•	Registration Statement on Form 8-A for registration of the common units pursuant to Section 12(b) of the Exchange Act, filed on May 3, 2012 (File No. 001-35538); and

•	All documents filed, but not furnished, by The Carlyle Group L.P. under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offerings to which this prospectus relates.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request copies of those documents from The Carlyle Group L.P., 1001 Pennsylvania Avenue, NW, Washington, D.C. 20004. You also may contact us at (202) 729-5626 or visit our website at http://www.carlyle.com for copies of those documents. Our website and the information contained on our website are not a part of this prospectus, and you should not rely on any such information in making your decision whether to invest in our securities.